U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form SB-2 REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MINISTRY PARTNERS INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

33-0489154

(IRS Employer Identification Number)

1150 N. Magnolia Avenue

Anaheim, California 92801

800-753-6742

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

STEPHEN A. BALLAS

President

1150 N. Magnolia Avenue

Anaheim, California 92801

800-753-6742

With copy to:

BRUCE J. RUSHALL, ESQ.

RUSHALL & McGEEVER

1903 Wright Place, Suite 250

Carlsbad, California 92009

760-438-6855

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: Upon the effective date of this Post-effective Amendment to the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Alpha Class, Series A Notes	$25,000,000	par	$25,000,000
Alpha Class Series B Notes	$25,000,000	par	$25,000,000
Alpha Class, Series C Notes	$25,000,000	par	$25,000,000
Total	$25,000,000	par	$25,000,000	$7,576
(1) The $25,000,000 Notes will be sold at their face amount.
(2) A total of $25,000,000 of the Alpha Class Notes are being registered, consisting of a combination of the Series A, Series B and Series C Notes.
(3) The fee is based on the total of $25,000,000 being registered hereby. The fee was paid upon the initial filing of this SB-2 Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS POST EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

$25,000,000

MINISTRY PARTNERS INVESTMENT CORPORATION

Alpha Class Promissory Notes

We are offering our Alpha Class Promissory Notes which we refer to as the "Notes." The Notes are offered in Series A, B and C Notes. Each series bears interest at a rate equal to a fixed spread above the blended index rate for the respective series and maturity of the Note in effect on the date of sale. The blended index rate, or BIR, is comprised of two banking industry rates reported by the Bank Rate MonitorJ. The Series A Notes are offered with maturities of 6, 12, 24, 30 and 60 months. The Series B Notes and Series C Notes have maturities of 120 months and 72 months, respectively.

INVESTING IN OUR NOTES INVOLVES RISKS. See "Risk Factors" beginning on page 7. There will be no public market for our Notes.

The Notes are subject to the Alpha Class Notes Loan and Standby Trust Agreement (the "Loan Agreement") which sets forth the rights of the Noteholders. Our obligation to pay the Notes is unsecured and not guaranteed by any person. Unless sooner terminated, we will continue this Offering until the second anniversary date of this Prospectus, subject to applicable federal and state securities laws.

	Offering Price	Underwriting Discount(1)	Proceeds to the Company(2)
Minimum Purchase	$250	None	$250
Total	$25,000,000	None	$25,000,000

(1) We are offering the Notes directly through our officers and selected employees who will not receive commissions or other direct compensation for these services. There is no minimum offering.

(2) Before deduction of filing, printing, legal, accounting and miscellaneous expenses payable by us which we estimate will not exceed $45,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

The current Rate Schedule and any other supplements to this Prospectus are placed inside this front cover.

The date of this Prospectus is April 29, 2002

Table of Contents

Page

INTRODUCTION............................................................................-6-

PROSPECTUS SUMMARY................................................................-6-

RISK FACTORS..............................................................................-9-

Risks Related to the Offering...................................................-9-

OUR OBLIGATION TO PAY THE NOTES IS NOT SECURED, NOT GUARANTEED BY ANY PERSON, AND IS OUR GENERAL OBLIGATION RANKING IN RIGHT OF PAYMENT TO OUR OBLIGATION TO PAY OUR EXISTING AND FUTURE INDEBTEDNESS.......................................................-9-

YOUR RIGHTS AS A NOTEHOLDER ARE GOVERNED, RESTRICTED AND REGULATED BY THE LOAN AGREEMENT -10-

THE NOTES ARE UNRATED AND THERE WILL BE NO SINKING FUND FOR REPAYMENT OF THE NOTES.........................-10-

WE HAVE NOT INDEPENDENTLY DETERMINED THE OFFERING PRICE FOR OUR NOTES...................................................-10-

YOU WILL NOT BE ABLE TO RELY ON THE REVIEW OF AN INDEPENDENT UNDERWRITER......................................-11-

THE NOTEHOLDERS WILL NEED TO APPOINT A TRUSTEE BEFORE THEY CAN PURSUE THEIR REMEDIES UNDER THE LOAN AGREEMENT................................................................-11-

THE LOAN AGREEMENT HAS NOT BEEN REGISTERED UNDER THE TRUST INDENTURE ACT OF 1939..............................-11-

UNDER THE LOAN AGREEMENT A MAJORITY VOTE OF THE NOTEHOLDERS MAY AMEND OR SUPPLEMENT YOUR NOTE OR THE LOAN AGREEMENT WITHOUT YOUR CONSENT........-11-

WE MAY NOT BE ABLE TO MAINTAIN OUR PROMISED MINIMUM TANGIBLE ADJUSTED NET WORTH OF $2.0 MILLION UNDER CERTAIN CIRCUMSTANCES........................................................-11-

THERE WILL BE NO PUBLIC MARKET FOR YOUR NOTES AND YOU MUST DEPEND SOLELY ON OUR ABILITY TO REPAY YOUR NOTE FOR LIQUIDITY OF YOUR INVESTMENT...............................................................-12-

BECAUSE WE SHARE SOME COMMON DIRECTORS AND OFFICERS WITH ECCU, OUR MANAGEMENT HAS CONFLICTS OF INTEREST WITH THOSE OF ECCU..........................................................................-12-

WE MAY APPLY THE PROCEEDS FROM THIS OFFERING TO REPAY EXISTING INDEBTEDNESS WHICH WILL NOT INCREASE OUR MORTGAGE LOAN INVESTMENT PORTFOLIO...................-12-

Risks Related to Our Business.......................................................-12-

WE MAY FROM TIME TO TIME HAVE INSUFFICIENT LIQUIDITY, WHICH COULD IMPAIR OUR ABILITY TO TIMELY PAY SOME OR ALL OF OUR DEBT OBLIGATIONS...................................-12-

UNEXPECTED INTEREST RATE FLUCTUATIONS COULD REDUCE OR ELIMINATE OUR PROFIT MARGINS....................................................................-12-

WE HAVE IN THE PAST AND WE EXPECT TO CONTINUE TO RELY ON ECCU=S ABILITY TO UNDERWRITE OR ORIGINATE PROFITABLE MORTGAGE LOAN INVESTMENTS................-13-

A MAJORITY OF OUR BOARD OF DIRECTORS AND OUR OFFICERS ARE ALSO DIRECTORS AND/OR OFFICERS OF ECCU, CONFLICTS OF INTEREST ARE INHERENT IN MORTGAGE LOAN TRANSACTIONS BETWEEN OURSELVES AND ECCU...........-13-

OUR SHORT-TERM LIQUIDITY DEPENDS IN SUBSTANTIAL PART ON THE ECCU LINES OF CREDIT AND THERE IS NO ASSURANCE THAT OUR PARENT WILL CONTINUE TO PROVIDE US WITH CREDIT.........................................................................-13-

BECAUSE WE INVEST ONLY IN SPECIALIZED PURPOSE MORTGAGE LOANS, OUR LOAN PORTFOLIO IS NOT DIVERSIFIED BEYOND OUR TARGET BORROWER GROUP.........................................................................-13-

OUR SHORT-TERM LIQUIDITY CAN FLUCTUATE AND OUR TIMELY PAYMENT OF INTEREST AND PRINCIPAL ON THE NOTES MAY DEPEND FROM TIME TO TIME ON OUR ABILITY TO SELL THE NOTES...................................................................-14-

CATASTROPHIC EVENTS MAY IMPAIR OUR MORTGAGE LOAN INVESTMENTS...............................................................-14-

OUR LONG-TERM LIQUIDITY DEPENDS ON A NUMBER OF FACTORS OUTSIDE OF OUR CONTROL..............................-14-

IN THE EVENT A BORROWER DEFAULTS ON ONE OF OUR MORTGAGE LOAN INVESTMENTS, WE WILL GENERALLY NEED TO RECOVER OUR INVESTMENT THROUGH THE SALE OF THE PROPERTY SECURING THE LOAN....................................-14-

THERE IS A POSSIBILITY THAT WE COULD INCUR FORECLOSURES AND LOSSES IN CONNECTION WITH OUR MORTGAGE LOAN INVESTMENTS DURING RECESSIONARY OR DEPRESSED ECONOMIC PERIODS....................................-15-

WE DEPEND ON REINVESTMENTS BY OUR INVESTORS TO REPAY OUR INVESTOR DEBT.....................................................-15-

IF WE WERE FORCED TO SELL OUR MORTGAGE LOANS, WE MAY NOT RECOVER OUR INVESTMENT....................................-15-

USE OF PROCEEDS................................................................................-16-

DESCRIPTION OF THE NOTES.................................................................-16-

Series and Category of Notes Offered................................................-16-

General Provisions of the Notes.......................................................-20-

Our Obligation to Pay...................................................................-20-

Payment of Interest.....................................................................-21-

Interest Reinvestment Option.........................................................-21-

Our Right to Prepay the Notes........................................................-21-

Presentment of Notes for Early Payment...........................................-22-

OUR COMPANY AND THE BUSINESS......................................................-22-

Our Company...........................................................................-22-

Our Operating Goals....................................................................-23-

Overview of Our Business.............................................................-23-

Employees and Facilities...............................................................-24-

Capitalization and Operational Funding..............................................-24-

About ECCU............................................................................-25-

Our Mortgage Loan Investments.....................................................-26-

Our Mortgage Loan Portfolio Management........................................-29-

Restrictions on Transactions With Interested Parties..............................-30-

Nature of Mortgage Loan Investments..............................................-30-

MANAGEMENT....................................................................................-32-

Board of Directors.....................................................................-34-

Committees..............................................................................-34-

Director Compensation................................................................-34-

MANAGEMENT COMPENSATION...........................................................-34-

VOTING SECURITY OWNERSHIP............................................................-35-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................................................-35-

Results of Operations..................................................................-36-

Liquidity and Capital Resources......................................................-36-

CERTAIN TRANSACTIONS.....................................................................-37-

THE LOAN AGREEMENT.......................................................................-37-

General...................................................................................-37-

Our Continuing Covenants Under the Loan Agreement...........................-37-

The Loan Agreement Limits the Outstanding Alpha Class Notes................-38-

The Loan Agreement Limits Our Ability to Incur Debt...........................-39-

The Effect of Our Merger, Consolidation or Sale of Assets......................-39-

The Loan Agreement Requires us to Maintain Our Tangible Adjusted Net Worth.....................................................................................-39-

The Loan Agreement Requires us to Keep Certain Books and Records........-39-

Appoint of the Trustee.................................................................-41-

The Amendment, Supplement and/or Waiver of the Loan Agreement.........-41-

Definitions of Terms Used in the Loan Agreement and Notes..................-42-

LEGAL PROCEEDINGS.........................................................................-44-

PLAN OF DISTRIBUTION......................................................................-45-

Sales to IRAs...........................................................................-45-

Sales to 403(b) Plans..................................................................-45-

HOW TO PURCHASE A NOTE................................................................-46-

EXPERTS AND COUNSEL.....................................................................-46-

ADDITIONAL INFORMATION................................................................-46-

____________________________________________

YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME PROSPECTUS MAY BE DELIVERED OR OF ANY SALE OF THE NOTES.

SECURITIES PRODUCTS OFFERED BY MINISTRY PARTNERS INVESTMENT CORPORATION ARE NOT DEPOSITS OF, OBLIGATIONS OF, OR GUARANTEED BY EVANGELICAL CHRISTIAN CREDIT UNION. THEY ARE NOT INSURED OR GUARANTEED BY THE NCUSIF OR ANY OTHER GOVERNMENT AGENCY OR PRIVATE INSURER. THESE PRODUCTS INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. MINISTRY PARTNERS INVESTMENT CORPORATION IS A WHOLLY OWNED SUBSIDIARY OF THE CREDIT UNION.

INTRODUCTION

Please read this Prospectus carefully. It describes our business, finances and the Notes. We have prepared this Prospectus so that you will have the information necessary to make your investment decision.

PROSPECTUS SUMMARY

We are in the business of investing in mortgage loans made to evangelical Christian churches and church related organizations which are secured by first, and in some instances junior, liens on real property owned by these organizations. We purchase our mortgage loan investments from our parent corporation, Evangelical Christian Credit Union, who we refer to as ECCU, or our parent. However, our business is separate from that of ECCU, and ECCU is not responsible for and does not guarantee our business or our Notes.

We depend on proceeds from the sale of the Notes and our other borrowings to fund our mortgage loan investments. We also may, from time to time, depend on the sale of Notes to repay our previously sold Notes and other borrowings as they become due. We refer to the outstanding Notes and or other notes we sell to investors as our investor debt. We have sold over $50,000,000 investor securities to investors since 1991. At March 31, 2002, we had more than $25,847,000 of our debt securities outstanding.

Our executive offices are located at 1150 N. Magnolia Avenue, Anaheim, California 92801 and our telephone number is 800-753-6742.

The Offering

This offering is for a total of $25,000,000 of our Class Alpha Notes which may be purchased in one or more of the following Series:

$ Series A, which pay interest at a fixed rate depending on the principal amount and maturity of the category of Series A Note purchased.

$ Series B, which allow for an installment purchase and pay interest based on their unpaid balance and length of time they are outstanding.

$ Series C, which pay interest at a variable rate.

Through March 31, 2002, we had sold $10,094,968 of Notes in this Offering.
The Series A Notes	The Series A Notes are offered in the following six categories with the required minimum purchase for amounts and interest rates stated.
	Series A Note Category	Required Minimum Purchase	Fixed Spread Over BIR on Date Sold
	Category A1	$1,000	1.00%
	Category A5	$5,000	1.12%
	Category A10	$10,000	1.24%
	Category A25	$25,000	1.36%
	Category A50	$50,000	1.48%
	Category A100	$100,000	1.60%
	Generally, the Series A Notes are offered with maturities of 6, 12, 24, and 60 months.

The Series B Notes	Interest paid on a Series B Note adjusts as its unpaid balance and the time it is held increase as follows:
	Principal Amount	Fixed Spread Over BIR
	Less than $1,000	0.75%
	At least $1,000, but less than $5,000	1.00%
	At least $5,000, but less than $10,000	1.12%
	At least $10,000, but less than $25,000	1.24%
	At least $25,000, but less than $50,000	1.36%
	At least $50,000, but less than $100,000	1.48%
	$100,000 or more	1.60%

The Series B Notes have a required minimum purchase of $250 and the investor is required to make additional monthly installment investments of at least $50 per month. They have a term of 120 months. The failure to timely pay an installment payment may result in an administrative charge.

The Series C Notes	The Series C Notes pay interest which is adjusted monthly to equal the sum of the blended index rate ("BIR") for one 90-day certificate of deposit and the following respective amount:
	Series C Note Categories	Fixed Spread
	Category C10	1.00%
	Category C25	1.50%

The Series C Notes have a maturity of 72 months but we prepay the Note in whole or in part upon your request any time after an unpaid principal balance on the Note of at least $10,000 has been outstanding for at least a 90-day period.

Terms of the Notes	Certain common terms of the Notes are summarized below:
The BIR

The BIR, or blended index rate, is the average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported in the applicable edition of the Bank Rate MonitorJ in effect on the first day of each month. We reserve the right to change the rates of the Notes we offer more often than monthly.

Payment of Interest

Unless you select the reinvestment option or other payment option, interest is payable on all Notes in arrears, monthly, on or before the 5th business day of the month next following the due date. Interest is based on the actual daily principal balance of the Note during the month and is pro rated for the first partial payment period. Interest begins to accrue on the date you purchase your Note. The interest rate paid for a partial month is adjusted, based on either and, or both the monthly unpaid principal balance of the Note.

Interest Reinvestment Option

At any time, you can direct us to retain all interest payable on your Note and pay you interest on such interest at the same rate payable on the principal of the Note. This allows you to earn interest on your interest (i.e., you earn compound interest).

Rank

The Alpha Class Notes are our general obligations backed by our full faith and credit. They will generally be equal in right to payment with our other existing and future indebtedness, but will be senior in right to payment to our credit lines with our parent and any other of our indebtedness which is expressly subordinated to your Notes. Your Notes will not be secured or guaranteed.

Request for Prepayment

A holder may request at any time that we repurchase or prepay all or any portion of their Note prior to its maturity. We may grant the request in our sole discretion. If granted, we will pay the unpaid balance of principal and interest on the Note, less an administrative charge not exceeding 3 months interest payable on the Note.

Our Right to Prepay Notes	We reserve the right to prepay a Note at our election at any time upon not less than 30 days nor more than 60 days prior written notice.

Loan and Standby Trust Agreement

The Notes are part of up to $50 million of Alpha Class Notes which may be issued pursuant to the Loan and Standby Trust Agreement, a copy of which is included as Exhibit D to this Prospectus. As a condition to your purchase of a Note, you must agree to be bound by the terms and conditions of the Loan and Standby Trust Agreement. Among other things, this Agreement requires you to pursue your remedies with respect to any default by us on the Notes through a trustee which may be appointed by the majority vote of the holders of the outstanding Alpha Class Notes (Noteholders).

Protective Promises

Under the Loan Agreement, we make the following promises to protect our Noteholders.

  maintain an Adjusted Net Worth of at least $2,000,000;
  maintain a Fixed Charge Coverage Ratio of at least 1.20 to 1.0;
  limit our Other Indebtedness to $750,000 or less;
  enter into certain transactions with ECCU or its Affiliates;
  consummate certain consolidations, mergers or sales of our assets; or
  to pay dividends or make certain other distributions to our shareholders only under certain conditions.

Use of Proceeds

After payment of our Offering costs, we will use the proceeds to purchase additional mortgage investment. We may also use these proceeds to pay interest and principal due on our currently outstanding Notes as payment becomes due.

Terms of the Offering

The offering is self-underwritten and we will not pay commissions or fees in connection with the sale of the Notes. There is no minimum offering. Offering proceeds will be paid directly to the Company and will be used as described under "Use of Proceeds".

RISK FACTORS

Carefully consider the risks described below before making your investment decision. Refer to the other information in this Prospectus, including our financial statements and the related notes.

If any of the following risks occur, our business, operations or financial condition could be materially harmed. As a result, our ability to repay your Note could be impaired and you could lose all of your investment.

Risks Related to the Offering

OUR OBLIGATION TO PAY THE NOTES IS NOT SECURED, NOT GUARANTEED BY ANY PERSON, AND IS OUR GENERAL OBLIGATION RANKING IN RIGHT OF PAYMENT TO OUR OBLIGATION TO PAY OUR EXISTING AND FUTURE INDEBTEDNESS. The Noteholders will have no greater right to payment than that of our other general creditors. At March 31, 2002 we had $25,847,754 of total outstanding debt obligations, of which 74.5%, 16.9%, and 2.1% of the principal amount of this debt, is due and payable in the years 2002, 2003 and 2004, respectively. Repayment of the Notes is our exclusive obligation and the Notes are not the obligation or responsibility of ECCU or any other person. See "DESCRIPTION OF THE NOTES" below.

YOUR RIGHTS AS A NOTEHOLDER ARE GOVERNED, RESTRICTED AND REGULATED BY THE LOAN AGREEMENT. When you purchase a Note you become a party to the Loan Agreement which restricts and regulates your rights as a Noteholder. For example, in the event of a default or breach by us, under the Loan Agreement you could seek remedies against us only through a trustee appointed under the Loan Agreement. The Noteholders would be required to appoint a trustee in order to proceed against us under the Loan Agreement. Also, the Loan Agreement requires Noteholders owning only a majority vote of the outstanding principal amount of the Notes, to take certain acts for and to bind all of the Noteholders, including the election and removal of a trustee, adopting certain amendments and supplements to the Loan Agreement and the Notes, and waiving certain defaults, events of default or breaches by us under the Loan Agreement. Moreover, the Loan Agreement contains cross-default provisions whereby our default on one series of our Note obligations will constitute a default with respect to each other series of Notes outstanding. Thus, Noteholders suffering an actual default may be more inclined to act to appoint a trustee under the Loan Agreement to take action against us than Noteholders who suffer only a technical default on their Notes because of these cross-default provisions. Accordingly, where there is an actual default on one or more series of Notes constituting less than a majority of the unpaid principal balance of all of our outstanding Notes, such Noteholders may not be able to obtain the required majority vote to appoint a trustee and proceed under the Loan Agreement. In such event, you may have no practical recourse against us. See the description of the Loan Agreement under "THE LOAN AGREEMENT" below.

BY EXECUTING THE SUBSCRIPTION DOCUMENT, YOU ADOPT AND AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THE LOAN AND STANDBY TRUST AGREEMENT AND TO THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. CAREFULLY REVIEW THE LOAN AND STANDBY TRUST AGREEMENT ATTACHED AS EXHIBIT "D" TO THIS PROSPECTUS. YOU MAY NOT INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO YOUR NOTE, THE LOAN OR STANDBY TRUST AGREEMENT, OR THE APPOINTMENT OF A RECEIVER OR OTHER TRUSTEE OR FOR ANY OTHER REMEDY IN CONNECTION THEREWITH DURING THE PERIOD OF OPERATION OF THE LOAN AND STANDBY TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE LOAN AND STANDBY TRUST AGREEMENT, ARE SATISFIED.

THE NOTES ARE UNRATED AND THERE WILL BE NO SINKING FUND FOR REPAYMENT OF THE NOTES. We have not obtained a rating for your Notes from an independent rating agency and we do not intend to request such a rating. Also, there will not be a sinking fund established for the repayment of the Notes and we must rely on our available cash resources to timely repay your Note. There is no assurance that we will have adequate cash resources available at the time the Notes are due.

WE HAVE NOT INDEPENDENTLY DETERMINED THE OFFERING PRICE FOR OUR NOTES. The Notes are being offered at their face amount, i.e., at par. We have not determined the price of the Notes based on any single or group of objective factors. No independent appraisal or evaluation company, or other expert or advisor has been consulted in regards to the pricing of our Notes. Therefore, there is no assurance that the yield the investors would receive on the purchase of our Notes is not lower than that which could be obtained from similar investments from other issuers. Also, the price in terms of our Notes has not been reviewed by an independent underwriter.

YOU WILL NOT BE ABLE TO RELY ON THE REVIEW OF AN INDEPENDENT UNDERWRITER. When an offering is made through an underwriter, that firm generally takes the responsibility of reviewing and approving the offering in accordance with its professional standards and due diligence procedures. Because we are selling the Notes directly through our officers and employees, you will not be able to rely on an independent underwriter=s review of the Offering.

THE NOTEHOLDERS WILL NEED TO APPOINT A TRUSTEE BEFORE THEY CAN PURSUE THEIR REMEDIES UNDER THE LOAN AGREEMENT. Under the Loan Agreement, you and the other Noteholders may pursue your remedies in the event of our default or otherwise exercise your rights under the Loan Agreement only through a trustee. There is no current trustee and one may be appointed by a Majority vote of the Noteholders. Identification of a suitable trustee and the agreement by a majority vote of the Noteholders could be time consuming and completion of this appointment process could significantly delay your ability to exercise your rights under the Loan Agreement. See "THE LOAN AGREEMENT - Appointment of the Trustee" below.

THE LOAN AGREEMENT HAS NOT BEEN REGISTERED UNDER THE TRUST INDENTURE ACT OF 1939. Because the Notes are being issued under an exemption from registration under the Trust Indenture Act of 1939, the Loan Agreement does not contain all of the trust indenture provisions otherwise required by this Act. The Act=s provisions relating to trust indentures are designed to protect debtholders.

UNDER THE LOAN AGREEMENT A MAJORITY VOTE OF THE NOTEHOLDERS MAY AMEND OR SUPPLEMENT YOUR NOTE OR THE LOAN AGREEMENT WITHOUT YOUR CONSENT. The terms of your Notes and Loan Agreement may be amended or supplemented without your consent by a majority vote of the Noteholders. A majority vote means the approval of the Noteholders owning a majority of the unpaid principal amount of the Notes outstanding, not the majority of the number of Noteholders. Also, by a majority vote, the Noteholders may approve the waiver of any default, event of default or breach of a covenant or other condition under the Note.

Also, a trustee acting under the Loan Agreement has the power to compromise or settle any claims against us by the Noteholders and, if such compromise or settlement is approved by a majority vote of the Noteholders, the settlement or compromise would be binding on all Noteholders. IN SUCH EVENT, YOU MAY BE WITHOUT PRACTICAL RECOURSE AGAINST US.

WE MAY NOT BE ABLE TO MAINTAIN OUR PROMISED MINIMUM TANGIBLE ADJUSTED NET WORTH OF $2.0 MILLION UNDER CERTAIN CIRCUMSTANCES. In the Loan Agreement we promise to maintain Minimum Tangible Adjusted Net Worth, as defined, of at least $2.0 million. For the purposes of this calculation, the amount of the ECCU lines of credit then in place are treated as a Tangible Asset. However, ECCU is under no obligation to renew or to maintain this or any other credit other than in accordance with its terms. Our ability to keep this promise will largely depend on our ability to keep the ECCU credit line in the existing amount of $3.0 million. Our ability to keep this promise will also depend on a number of other factors. We believe the most significant of these factors will be our ability to avoid any uncured defaults on a significant amount of our mortgage loan investments. In the event of a default, we would seek recovery only from the real property or other collateral securing the loan or, from any guarantor of the loan, if any. As discussed below, there is no assurance that we could recover the full amount of our mortgage loan under these circumstances. Also, even if eventually recovered, the delay in payment of a significant amount of our mortgage loan investments could severely restrict our ability to timely pay interest and/or principal on the Notes or our other debt obligations.

THERE WILL BE NO PUBLIC MARKET FOR YOUR NOTES AND YOU MUST DEPEND SOLELY ON OUR ABILITY TO REPAY YOUR NOTE FOR LIQUIDITY OF YOUR INVESTMENT. Persons investing in the Notes should be prepared to hold their Note for maturity, subject to any redemption right you may have under your particular Note. Noteholders have the right to tender their Note for prepayment at any time for which we may charge an administrative fee of not more than 3 months interest payable on the Note principal amount of the note prepaid. However, our repurchase of your Note is voluntary and you should not rely on our willingness or ability to do so.

BECAUSE WE SHARE SOME COMMON DIRECTORS AND OFFICERS WITH ECCU, OUR MANAGEMENT HAS CONFLICTS OF INTEREST WITH THOSE OF ECCU. The terms on which we purchase mortgage loan investments from our Parent are not the result of arms-length negotiations. Moreover, to a significant extent, we share common management with ECCU, which results in conflicts of interest for such persons in passing on these transactions. Therefore, there is no assurance that we could not purchase mortgage loan investments on better terms from unrelated persons.

WE MAY APPLY THE PROCEEDS FROM THIS OFFERING TO REPAY EXISTING INDEBTEDNESS WHICH WILL NOT INCREASE OUR MORTGAGE LOAN INVESTMENT PORTFOLIO. We may from time to time apply all or a substantial amount of the proceeds from the sale of the Notes to the repayment of interest and/or principal on our previously issued debt securities. Thus, all or a substantial part of the proceeds from this Offering may be used to pay existing debt rather than for mortgage loan investments.

Risks Related to Our Business

WE MAY FROM TIME TO TIME HAVE INSUFFICIENT LIQUIDITY, WHICH COULD IMPAIR OUR ABILITY TO TIMELY PAY SOME OR ALL OF OUR DEBT OBLIGATIONS. From time to time, our revenues could be less than our debt obligations. This could be true even though the principal amount of our receivables exceeds that of our liabilities because the rates of payment on our receivables may be slower than that on our obligations. Ordinarily, we expect to be able to draw on our cash reserves and our credit line to fund these shortfalls. However, if these shortfalls are greater than we anticipate and/or our cash resources are not sufficient, we would need to look for additional financing. If additional financing is not available, we could default on the payment of some or all of our investor notes. Also, a delay or default in the payment of a significant amount of our mortgage loan investments would impair our ability to pay our other debt.

UNEXPECTED INTEREST RATE FLUCTUATIONS COULD REDUCE OR ELIMINATE OUR PROFIT MARGINS. Our profitability is primarily a function of the spread between the yield on our mortgage loan investments and the interest rates we must pay on our investor notes. A decrease in this spread would have a negative effect on our profits and could hamper our ability to pay our debt obligations, our general administrative expenses and our other operating costs.

WE HAVE IN THE PAST AND WE EXPECT TO CONTINUE TO RELY ON ECCU=S ABILITY TO UNDERWRITE OR ORIGINATE PROFITABLE MORTGAGE LOAN INVESTMENTS. There is no assurance that we could not obtain more profitable or advantageous mortgage loan investments through sources independent of ECCU.

A MAJORITY OF OUR BOARD OF DIRECTORS AND OUR OFFICERS ARE ALSO DIRECTORS AND/OR OFFICERS OF ECCU, CONFLICTS OF INTEREST ARE INHERENT IN MORTGAGE LOAN TRANSACTIONS BETWEEN OURSELVES AND ECCU. These conflicts of interest include:

$ Conflicts in determining which mortgage loans ECCU will make available to us;

$ Conflicts of interest regarding the price and terms of mortgage loans ECCU offers to us;

$ The creditworthiness of borrowers of mortgage loans ECCU offers to us.

OUR SHORT-TERM LIQUIDITY DEPENDS IN SUBSTANTIAL PART ON THE ECCU LINES OF CREDIT AND THERE IS NO ASSURANCE THAT OUR PARENT WILL CONTINUE TO PROVIDE US WITH CREDIT. We have relied on the ECCU lines of credit since our inception as a significant source for funding our temporary cash needs. ECCU is under no obligation to extend its credit agreements in the future and may, under various circumstances, terminate its existing loans. ECCU provides these lines of credit in accordance with its normal operating and regulatory standards which require us to meet certain credit standards for the loan to continue. Accordingly, there is no assurance that ECCU will continue to renew the ECCU lines of credit without terms and conditions which are less favorable to us.

BECAUSE WE INVEST ONLY IN SPECIALIZED PURPOSE MORTGAGE LOANS, OUR LOAN PORTFOLIO IS NOT DIVERSIFIED BEYOND OUR TARGET BORROWER GROUP. We are among a limited number of institutions currently providing loans to evangelical churches and church organizations. Even though the number of institutions making and/or investing in mortgage loans to churches and church related organizations has increased in recent years, these loans are secured by specialized properties and the secondary market for these loans remains regional and limited. Our mortgage loan agreements generally require the borrower to adequately insure the property securing the loan against liability and casualty loss. However, certain types of losses, generally those of a catastrophic nature such as earthquakes, floods or storms, and losses due to civil disobedience, are either uninsurable or are not economically insurable. If a property was destroyed by an uninsured loss, we could suffer loss of all or a substantial part of our mortgage loan investment.

Moreover, a majority of our loans are to California borrowers or are secured by properties located in California. In the future, however, we may increase the number of our loans to borrowers in other states and/or which are secured by properties located in other states. If there are downturns in economic conditions in any of these regions or states, it could affect the ability to pay the interest on the notes.

OUR SHORT-TERM LIQUIDITY CAN FLUCTUATE AND OUR TIMELY PAYMENT OF INTEREST AND PRINCIPAL ON THE NOTES MAY DEPEND FROM TIME TO TIME ON OUR ABILITY TO SELL THE NOTES. As of March 31, 2002, we had outstanding investor debt of $25,847,755 million. Of this amount, more than 85% matures on or before December 31, 2002. To timely repay this debt, we will need to maintain our sale of new investor levels and we need, from time to time, to sell or hypothecate our mortgage loan investments. Because the market for our mortgage loans is specialized, the prices at which our portfolio could be liquidated is uncertain. The amount we would realize is dependent on several factors, including the quality and yield of similar mortgage loans and the prevailing financial market and economic conditions. It is therefore possible that we would realize substantially less than the face amount of our mortgage loans, should we be required to sell or hypothecate them. Thus, the amount we could realize for the liquidation of our mortgage loan investments is uncertain and cannot be predicted.

CATASTROPHIC EVENTS MAY IMPAIR OUR MORTGAGE LOAN INVESTMENTS. While our mortgage loans generally require the borrower to adequately insure the property securing the loan against liability and casualty loss, certain types of losses, generally those of a catastrophic nature such as earthquakes, floods or storms, and losses due to civil disobedience, are either uninsurable or are not economically insurable. If a property was destroyed by an uninsured loss, we could suffer loss of all or a substantial part of our mortgage loan investment.

OUR LONG-TERM LIQUIDITY DEPENDS ON A NUMBER OF FACTORS OUTSIDE OF OUR CONTROL. These factors include:

$ The timely payment by borrowers under our mortgage loan investments;

$ Legal and regulatory requirements affecting our ability to collect any defaulted mortgage loan investments;

$ Changes in federal income tax or other regulatory laws which would detrimentally impact our cashflow through the payment of taxes or surcharges;

$ Changes in local or national financial markets, real estate markets, or economic conditions in general.

We expect to rely on funds from the following sources to timely meet our obligations under our investor debt.

$ Net cash from operations;

$ Funds borrowed temporarily under the ECCU lines of credit;

$ The reinvestment by existing Noteholders into notes or debt securities upon maturity of their indebtedness;

$ The sale of the investor notes and/or other debt securities; and

$ The sale and/or hypothecation of our mortgage loan investments.

There is no assurance that sufficient funds will be available from these sources when we need them.

IN THE EVENT A BORROWER DEFAULTS ON ONE OF OUR MORTGAGE LOAN INVESTMENTS, WE WILL GENERALLY NEED TO RECOVER OUR INVESTMENT THROUGH THE SALE OF THE PROPERTY SECURING THE LOAN. In that event, the value of the real property security may prove insufficient, in which case we would not recover the amount of our investment. Even though an appraisal of the property may be obtained at the time the Loan is originated, the property=s value could decline as a result of a number of subsequent events, including:

$ uninsured casualty loss (such as an earthquake or flood);

$ a decline in the local real estate market;

$ undiscovered defects on the property;

$ waste or neglect of the property.

$ a downturn in demographic and residential trends;

$ a decline in growth in the area in which the property is located. Also, churches and church-related properties are generally not as marketable as more common commercial, retail or residential properties.

The occurrence of any of these factors could severely impair the value of our security for our mortgage loan investment.

THERE IS A POSSIBILITY THAT WE COULD INCUR FORECLOSURES AND LOSSES IN CONNECTION WITH OUR MORTGAGE LOAN INVESTMENTS DURING RECESSIONARY OR DEPRESSED ECONOMIC PERIODS. Recessionary or depressed periods typically occur on a cyclic basis by an unpredictable time and with uncertain lengths. Also, such events can be triggered by events such as the 9-11 World Trade Center attacks or the United States= war on terrorism, or by large scale business failures such as the Enron and Global Crossing bankruptcies. The effects of these events cannot presently be predicted. We can predict, however, that recessionary and depressed economic periods result in lower donations and pledges by supporting church congregations, thereby impairing the ability of our borrowers to repay their mortgage loans. We could incur losses as a result of borrower defaults and foreclosures on our mortgage loan investments. Also, during times of recession or depression, the demand for our mortgage loans, even in times of declining interest rates, is likely to decline. Also, in connection with any sale or hypothecation of a mortgage loan, we would likely have to agree to be responsible in whole or in part for a limited period of time for any delinquencies or default. If we should experience significant delinquency rates, our revenues would materially decrease and, subject to our other available cash resources at the time, our ability to timely pay our investor note obligations or our other indebtedness may be substantially impaired.

WE DEPEND ON REINVESTMENTS BY OUR INVESTORS TO REPAY OUR INVESTOR DEBT. We anticipate that a significant amount of our new investor notes will be sold to our existing investors upon maturity of their investor notes. Historically, we have enjoyed a significant rate of reinvestment by our investors upon maturity of their debt obligations. For example, during 1999, 2000, and 2001, 75.0%, 71.40%, and 80.37% respectively, of our investors reinvested in new debt securities upon maturity of their loans. If our investors do not reinvest in substantial amounts, our ability to timely pay our debt could be significantly impaired. There is no assurance that these past rates of reinvestment will continue in the future.

IF WE WERE FORCED TO SELL OUR MORTGAGE LOANS, WE MAY NOT RECOVER OUR INVESTMENT. The amount we could realize for the liquidation of our mortgage loan investments is uncertain and cannot be predicted. It would depend on several factors, including the quality and yield of similar mortgage loans and the prevailing financial market and economic conditions. It is therefore possible that we would realize substantially less than the face amount of our mortgage loans, should we be required to sell or hypothecate them.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

BECAUSE THEY ARE INHERENTLY UNCERTAIN

This Prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. In addition, this Prospectus contains forward-looking statements attributed to third-party sources relating to their opinions or estimates regarding real estate loans or the Lender business in general. You should not place undue reliance on these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive proceeds from this offering of approximately $24,970,000, after payment of our offering expenses which are estimated not to exceed $45,000 in the event all of the Notes are sold. Because this is a "best efforts" offering and is expected to continue over a period of 24 months, these net proceeds, if received at all, will be received over a period of time. We expect to use the net proceeds of the offering for the following purposes:

$ To pay interest and principal due on our outstanding indebtedness (other than subordinated indebtedness owed to our Parent); and

$ The purchase of mortgage loan investments.

We have not identified specific expenditures to which we will apply the offering proceeds and our management will have broad discretion over their use and investment. Pending use of the net proceeds, we intend to invest them in a short-term, interest bearing commercial account with our Parent.

DESCRIPTION OF THE NOTES

Series and Category of Notes Offered

The Notes are part of up to $50,000,000 of Alpha Class Notes authorized under the Loan Agreement. An aggregate of $25 million of Notes are covered by this Prospectus, of which we have sold $10,094,968 through March 31, 2002. The Notes are subject to and governed by the Loan Agreement, a copy of which is described under "Loan and Standby Trust Agreement" below and is included as Exhibit D to this Prospectus. Described below is the required minimum principal investment interest rates and maturity period of each series and category of the Notes offered.

The Series A Notes

Category and Interest Rates. The Series A Notes are offered in six categories. Series A Notes are offered in each category with a 6, 12, 24, 30 or 60-month maturity. The form of the Series A Notes is included as Exhibit A to this Prospectus. The interest rate of each category of Series A Note is fixed on the date of sale in an amount equal to a stated fixed premium above the Blended Index Rate ("BIR"). The Categories and respective interest rate spreads over the BIR of the Series A Notes are set forth below.

Category	Series A Notes Minimum Principal Investment	6 Months	12 Months	24 Months	30 Months	60 Months
A-1	$1,000	---	1.00%	1.00%	1.00%	1.00%
A-5	$5,000	1.12%	1.12%	1.12%	1.12%	1.12%
A-10	$10,000	1.24%	1.24%	1.24%	1.24%	1.24%
A-25	$25,000	1.36%	1.36%	1.36%	1.36%	1.36%
A-50	$50,000	1.48%	1.48%	1.48%	1.48%	1.48%
A-100	$100,000	1.60%	1.60%	1.60%	1.60%	1.60%

The BIR is the mean average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported by the applicable edition of the Bank Rate MonitorJ for the respective maturity of the Note purchased. For the purposes of the foregoing, the applicable edition of the Bank Rate MonitorJ is the edition in effect on the first day of the month in which the Note was sold. The Bank Rate MonitorJ (the "BRM") is published by Bank Rate Monitor, Inc., N. Beach, Florida 33408-8888. The BRM is a nationally recognized and utilized index of interest rates charged by financial institutions. The indexes reported are based on interest rates reported by a representative cross section of financial institutions in selected regional and local markets.

Illustration of Series A Note Provisions. As an illustration, but not as a limitation of the foregoing, assume an investor purchases a Series 25 Note with a 24-month maturity at a time the BIR was 5.10%. Then the interest rate payable on such Series 25 Note would be 6.46%. The interest rate on each Series A Note is fixed in accordance with the foregoing and will not change through the term of the Note.

The Series B Notes

Initial Investment, Installment Investments and Term. The Series B Notes require an initial investment of at least $250 and additional monthly investments, which we refer to as "investment installments", of at least $50 each during the term of the note. Series B Notes have a term, or maturity, of 120 months. Therefore, each Series B Note requires 119 investment installments unless the note is sooner redeemed or prepaid. The investor chooses the amount of the initial investment and of the installment investments at the time the investor purchases the Series B Note. The form of the Series B Notes is included as Exhibit B to this Prospectus.

Interest Rates. The Series B Notes bear interest in accordance with their unpaid principal balance and the amount of time they have been outstanding since their date of purchase as follows:

Principal Balance	Time Outstanding	Interest Rate
Less than $1,000	Less than 6 months	3 month BIR + 0.75%
Less than $1,000	6 months or more	Corresponding BIR + 0.75%
More than $1,000	less than 6 months	3 month BIR + the fixed spread for the Series A Note corresponding in size
More than $1,000	6 months or more, but less than 12 months	Series A Note having a 6-month maturity of corresponding size
More than $1,000	12 months or more	Equal to the Series A Note of corresponding size and maturity.

In the foregoing table

$ Reference to the "3-month BIR" means the BIR for obligations with 3-month maturities in effect at the time the Series B Note is purchased, or the time the interest rate on the Series B Note is adjusted.

$ Reference to the "Corresponding BIR" means the BIR for obligations having the longest maturity not exceeding the length of time the Series B Note has been outstanding.

$ Reference to the Series A Note of corresponding size means the category of Series A Note with the required minimum initial investment which does not exceed the unpaid principal balance of the Series B Note

$ Reference to the Series A Note of the corresponding size means the Category of Series A Note having the longest maturity not exceeding the length of time the Series B Note has been outstanding.

$ Reference to the "fixed spread for the Series A Note" refers to the fixed spread between the BIR and the interest rate of the corresponding Series A Note as described in the table under "The Series A Notes" above.

$ The respective BIR used to determine an adjustment to the interest rate is the one in effect on the date an installment investment is paid.

Adjustments to the interest rate of the Series B Notes are made, as required, on the date an installment investment is paid. At that time, interest will be changed as required by any change in the principal balance, the length of time the note has been outstanding, or if the BIR or fixed spread on the corresponding Series A Note then in effect has changed. Any interest rate change is effective the day it is made and remains effective until the next installment investment where a change is required. In determining the maturity of a corresponding Series A Note, we use the original purchase date of the Series B Note.

Installment Investments. Installment investments are due on the 15th day of each month and, when paid, are added to the unpaid principal of the Series B Note. An investor may pay more than the minimum required installment investment amount and receive the benefits from the resulting increase in the unpaid principal balance of his or her Series B Note. Additional installment investments may be made at any time and such payment will result in an interest rate adjustment on the date the payment is made. However, the investor must make a payment at least equal to the minimum required installment investment amount by each subsequent date it is due. If an investor fails to make the monthly installment investment by the end of the month in which it is due, we will charge the investor an administrative fee of $25.00 for failure to timely pay an installment investment. We will collect this fee by deducting it from the unpaid balance of the Series B Note as of the payment date the delinquent installment investment was due. Investors will not otherwise be liable for failing to pay an installment investment.

Illustration of the Series B Note Provisions. As an illustration, but not a limitation of the foregoing, assume an investor purchases a Series B Note for an initial principal investment of $3,000 and chooses to make minimum required installment investments of $100 per month. Assume also that the investor makes the Interest Reinvestment Election described below and thereby chooses to accrue interest as additional principal the interest paid on the Series B Note. Then:

$ Upon purchase, the note will have the same interest rate equal to that of the BIR for 3-month obligations plus the fixed spread of a Series A Note of corresponding size. That is, a Series A, Category A-1, Note which has a 6-month maturity and requires a minimum initial investment of $1,000;

$ Interest on the note will be accrued and posted to principal on the last day of the month.

$ Assume that after 20 months from the date the investor purchased this Series B Note, the aggregate Investment Installments the investor has made, when added to the accrued but unpaid interest which has been added to the unpaid principal, results in an unpaid balance of the note of $5,000. Then, on the payment of the last installment investment, the interest rate of this Series B Note will change to the interest rate then paid on the Series A Note corresponding in size and maturity to the Series B Note as adjusted, i.e., a Series A, Category A-5 Note, which requires a minimum principal investment of $5,000;

$ Interest on this Series B Note will change to that of the Category A 24-month Series A Note on the date of the first investment installment made after the note has been outstanding for 30 months and to that of a Series A-5, 30-month Note of the corresponding unpaid principal amount; and

$ If the unpaid balance of this Series B Note increased to $10,000 on the date it has been outstanding for 60 months, the interest rate of this Series B Note will change to the interest rate then paid on a Series A-10, 60-month Note effective on the payment of the installment investment

If it is also assumed in the foregoing example that the investor makes a larger installment investment of $300 on this Series B Note for one month, the payment will, when made, increase the unpaid balance of the Series B Note by $300. However, the payment of the additional $200 paid may not be counted against the minimum required installment investment for the next or any succeeding month. Accordingly, if the investor fails to timely pay a subsequent installment investment, the investor will be subject to a $25 administrative charge for each subsequent failure to timely pay an installment investment.

If it is assumed that the investor in the above example requests and receives a prepayment of $4,000 of the $10,000 unpaid balance of this Series B Note at the time the note has been outstanding for 24 months, the interest on the Note will be changed to equal that of the Series A Note of the corresponding size and maturity. In this case, a Series A Category A-5 Note which has a maturity of 24 months and requires a $5,000 minimum principal investment. Also, in connection with the prepayment on this note, the Company may charge an administrative fee of up to 3 months interest payable under the Series B Note with respect to the $4,000 prepayment.

The Series C Notes

Interest and Maturity. The Series C Notes are offered in two categories described below.

Category	Minimum Principal Investment	Maturity*	Interest Rate
C-10	$10,000	72 months	Variable over 72-month term.
C-25	$25,000	72 months	Variable over 72-month term.

Series C Notes have a term of seventy-two (72) months but will be prepaid in whole or in part upon delivery of written request by the investor at any time after unpaid principal balance o the Series C Note has equaled or exceeded $10,000 for at least 90 continuous days. The categories of the Series C Notes are described in the following table. The form of the Series C Notes is included as Exhibit C to this Prospectus.

General Provisions of the Notes

The provisions below apply to all of the Notes as applicable unless stated otherwise.

Our Obligation to Pay

Each of the Notes is our general unsecured obligation and ranks pari passu (equal) in right of payment with all of our other existing and future Indebtedness, except Indebtedness which is expressly subordinated to the Notes. Presently, our only Indebtedness expressly subordinated to the Notes is the ECCU Line of credit. Payment of the Notes is not guaranteed or insured by any person. The capitalized terms we use in the following discussion, unless otherwise defined, have the meanings set forth under "Certain Definitions" below.

Payment of Interest

The interest rate in effect on the date of purchase will be applied. The interest rates payable on the day of purchase of a Note will be confirmed by us upon request. The Notes are payable interest only in arrears, monthly, on or before the 5th business day of the month next following the date of purchase, pro rated for the first partial payment period.

To be entitled to receive the interest effective on any day, an investor must have his or her purchase of the Note confirmed and accepted on such day by us. Interest on the Notes is due and payable monthly in arrears. An investor may elect to receive interest payable monthly, quarterly, semi-annually or annually. Interest will be paid on the fifth business day of the month next following the payment due date, prorated for the first partial payment period, if any. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 365-day year. Interest will be deemed paid when mailed via the United States Postal Service addressed to the address the investor provides, subject to the check or instrument mailed being drawn on good and sufficient funds.

Interest Reinvestment Option

Investors in any Note may choose to purchase their Note with interest reinvestment, whereby we will retain all interest payable and add it to the unpaid balance of the Note where it will accrue interest at the rates and under the terms stated in the Note for the payment of interest on principal and be paid upon maturity or, if sooner, upon our redemption of the Note, upon our discretionary acceptance of early presentment by an investor of the Note. Interest so reinvested will not be paid and kept in a separate escrow account, but will be treated by us in the same manner as the unpaid principal amount of the Notes to which it relates.

Investors who are subject to taxation who elect the reinvestment option should be aware that they will continue to have tax liability for all accrued and reinvested interest in the year accrued and reinvested. See "Certain Federal Income Tax Considerations."

Our Right to Prepay the Notes

We may elect at any time to prepay all or a portion of the Notes upon not less than thirty (30) nor more than sixty (60) days notice, at their unpaid principal balance, plus accrued and unpaid interest thereon, if any, to the redemption date. If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by us on a pro rata basis. Notice of redemption shall be mailed by first class mail to each holder of the Notes to be redeemed at the most recent address the noteholder has provided us in writing. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the noteholder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Our obligation to make partial or total redemptions on a pro rata basis will not limit our right to redeem any Note of any Holder on a voluntary basis, including any repurchase or prepayment of a Note upon an investor's request as described below.

Presentment of Notes for Early Payment

Only investors in the Series C Notes may require their Notes to be prepaid. A holder of a Series C Note may request prepayment of his or her Note at any time after the Issuance Date by delivering a written request therefor to the Company at its business offices. We may grant or deny the request in our sole discretion. Our current policy is to grant the request subject to availability of funds but there is no assurance we will continue this policy. We must determine whether to purchase a Note so presented within ten (10) business days of our receipt of the request to do so and will, in such event, promptly pay to the requesting Noteholder the purchase price. In the event we agree to prepay the Note as requested, we may deduct an administrative charge equal to up to 3 months interest on the amount of the principal prepaid. No interest accrued or due from the Issuance Date until the date of the prepayment will be paid.

OUR COMPANY AND THE BUSINESS

Our Company

Our business is investing in loans secured by real property which is maintained for the benefit of evangelical churches, Christian schools, ministries and organizations. We obtain funds for our mortgage loan investments from the sale of our debt securities (notes) to investors. Our investors include individuals, ministries and organizations associated with Evangelical churches and their governing associations.

Our operations and investments are facilitated from time to time through our line of credit from ECCU. This credit line financing is currently in the amount of $2.5 million. At December 31, 2001, the unpaid balance on our ECCU line of credit was $26,575. We intend to maintain this credit line indefinitely. ECCU has agreed to subordinate this loan to the payment of our publicly offered investor notes.

We were incorporated in California in October, 1991 as the wholly-owned subsidiary of ECCU. ECCU organized us as its credit union service organization, or CUSO, to further ECCU's purposes of making secured loan financing available to the Evangelical Christian community. We are a taxable organization under both federal and California state law. ECCU is a mutual benefit corporation and is presently exempt from federal but not California state income tax. ECCU has no contractual obligations to us, our business or our creditors, other than with respect to its capital contributions to us and its contractual obligations to us in connection with the ECCU credit line. WE ARE SEPARATE FROM ECCU. ECCU HAS NOT GUARANTEED OR OTHERWISE AGREED TO BE RESPONSIBLE IN ANY MANNER FOR THE PAYMENT OF PRINCIPAL OR INTEREST ON THE NOTES. THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL OR PRIVATE ENTITY. See "RISK FACTORS."

Our business offices are located at 1150 N. Magnolia Avenue, Anaheim, California 92801. Our telephone number is 1-800-753-6742.

Our Operating Goals

Our goals are to provide funds for secured loans to Evangelical churches and church organizations on a cost effective basis and is to provide the highest practical yields to our investors in relation to the yields we realize on our mortgage loan investments. Our goal is not necessarily to operate with a view towards maximizing our profit beyond that which is necessary to pay current dividends on any of our preferred stock which is outstanding.

Overview of Our Business

We are one of the few lenders within the western United States organized to assist local evangelical Christian church congregations and organizations to provide financing for the acquisition, development and/or renovation of churches or church-related properties. Historically, through the sale of our debt securities to persons affiliated with evangelical Christian churches and organizations, we have given these persons the opportunity to jointly and indirectly provide their church organizations or ministries with secured loan financing, something they would not be able to accomplish individually. To date, we have suffered no defaults on our mortgage loan investment(s) and we have not defaulted on or been delinquent in the payment of any interest or principal on our debt securities sold to investors.

We entered our business more than ten years ago because of the demand for mortgage financing by churches, ministries and church-related organizations. Since that time, this market segment has continued to grow and both the size of the loans and number of qualified borrowers in this sector has steadily increased. While there is no assurance that this market will continue to grow in quantity and quality, we and ECCU believe that the volume of these loans will continue to exceed the available lending sources for this sector. Our belief is based on ECCU=s more than thirty-five years of experience in lending to this market segment. Also, because the financial base and resources of church and ministry organizations has grown larger and these organizations increasingly employ more sophisticated accounting and budgetary practices, more and more financial institutions are now willing to originate, participate in or purchase loans in this market segment. As a result, a limited secondary market for these loans has developed.

We rely on ECCU=s efficiency and expertise in matters pertaining to the loan market for church property financing and in originating and underwriting our mortgage loan investments. Based on our joint experience and knowledge of this market sector, we have made the following conclusions regarding the present state of that market.

$ In recent years, the number of new evangelical and Christian church congregations has exceeded the supply of available church buildings. This has largely contributed to a legitimate church resale market and accompanied demand for acquisition financing.

$ As the population in certain areas, such as southern California, has increased in recent years, the available undeveloped property within existing communities has been absorbed. As a consequence, the number of churches seeking to buy adjacent properties and to remodel existing facilities to accommodate growth has increased.

$ Many existing congregations have owned their church properties for many years and the original loans have been repaid or significantly paid down. These church properties often have substantial appraised values with little or no existing indebtedness. Congregations with stable cash flows often are in a strong financial position and are able and willing to seek financing for expansion and remodeling.

Employees and Facilities

We currently employ 3 full-time persons. ECCU provides us with certain administrative services for which ECCU charges us on a current basis. The amounts that ECCU charges us in this regard are market rate for similar services and facilities charged by unrelated persons. We rent our offices of approximately 1,000 square feet from ECCU on a month-to-month basis.

Capitalization and Operational Funding

Investor Financing. We primarily rely on financing through the sale of our investor notes to fund our mortgage loan investments. To fund our continuing operations, we offer our debt securities on a continuous basis subject to compliance with applicable federal and state securities laws. We intend to continue to direct the sales of our debt securities to individuals who are members or otherwise associated with evangelical churches, church associations, denominations and organizations. These organizations are the primary borrowers under our mortgage loan investments.

We are subject to continuing covenants under our investor notes designed to put us in default of these notes in the event we fail to maintain an Adjusted Net Worth, as defined, of at least $2.0 million. Our default under this debt would, among other things, allow these noteholders to declare the entire unpaid balance of their debt immediately due and payable. These covenants are intended to assure that, at any such time, our tangible assets will be substantially in excess of our debt obligations.

There is no limitation as to the amount of investor notes we may issue with the same or proximate maturity dates. The majority of our outstanding investor notes are due and payable six months to twelve months from the date of their issuance. In order to repay this debt as it comes due, it will generally be necessary for us to have sufficient funds available from the sale of additional notes (including the reinvestment of the proceeds from such notes coming due), funds available from unused portions of the ECCU lines of credit, cash on hand and, if necessary, proceeds from the sale or hypothecation of our mortgage loan investments. We have in the past been able to meet our current cash needs for the repayment of our outstanding investor debt through investor reinvestment and temporary borrowings under the ECCU lines of credit. There is, however, no assurance that we will continue to be able to do so. See "Risk Factors". We are able to accurately budget our cash needs at least 90 days in advance. We feel that this will allow adequate time to provide liquidity either through ECCU financing or, if necessary, the sale or hypothecation of mortgage loan investments if our cash reserves are deemed inadequate to the fund required debt payments.

ECCU Credit Line Financing. We maintain credit line type loans from ECCU to provide warehouse financing for purchase of our mortgage loan investments and for short-term financing to meet our current operating expenses. The ECCU Credit Line is currently approved for up to an aggregate of $3.0 million of advances pursuant to a loan agreement dated March 28, 2002. We may use this financing to, from time to time, pay certain operating expenses, including interest and/or principal payments on some of our investor notes. ECCU provides us this financing in accordance with ECCU's commercial lending standards and subject to credit union regulatory requirements. This financing may consist of one or more loans from time to time, which loans are secured by blanket liens on our mortgage investments and other assets. As of March 31, 2002, our balance owed under the ECCU credit line was zero.

ECCU has entered into a Subordination Agreement, as amended and confirmed on March 28, 2002, whereby it has subordinated an aggregate $2.1 million of repayments of this financing to amounts due and owing on certain classes of our investor notes so long as this financing remains outstanding. Under the Subordination Agreement, we may repay the subordinated amount of the balance of the ECCU Lines of credit only if, at the time of repayment, payments due and owing on these Notes within 30 days of such date, have been made or provided for and such payment with respect to the ECCU Lines of credit will not result in our having a Minimum Tangible Adjusted Net Worth, as defined, of less than $2.0 million.

About ECCU

As a California State Chartered Credit Union, ECCU has specialized in providing lending and depository services to churches, Christian schools and related ministries for more than thirty-five (35) years. ECCU has been a major source of church and Christian school financing since 1964. ECCU serves more than 1,400 separate ministry organizations and several thousand denominationally affiliated and independent churches. ECCU's member ministries range in size from under $250,000 in revenues to more than $250 million in revenues. The majority of ECCU's member ministries have annual revenues of $1.0 million or less.

ECCU focuses its lending activities on loans for real estate acquisition, construction, and refinancing to churches and church related organizations. However, its key market niche is construction lending for churches and church related facilities. ECCU=s typical construction loans to churches and private schools range from a few hundred thousand dollars to over $25 million. ECCU also specializes in providing short term cash flow financing for private Christian schools which depend, by their nature, on seasonal cash flow. ECCU's church and ministry real estate loan portfolio currently totals approximately $279 million. ECCU provides loan servicing for more than $647 million of loans, of which $343 million ECCU originated and sold to other financial institutions. ECCU has experienced no losses on church or church related real estate loans during its 35 year history.

For the year ended December 31, 2001, ECCU had net earnings, before dividends, of over $14.8 million and total assets under management of more than $713 million. ECCU currently ranks in the top 5% in assets of all of the U.S. Federal and State Chartered Credit Unions.

ECCU plans to continue its credit line as long as, in the sole discretion of ECCU's Board of Directors, ECCU: (i) may do so under the requirements of applicable regulatory laws and regulations; (ii) continues to profit from its investments in and servicing of its own mortgage loan investment portfolio, after taking into account its unreimbursed costs, if any, of supporting our operations; and (iii) can bear the financial burden of any support to us. THERE IS NO ASSURANCE THAT ECCU WILL CONTINUE TO PROVIDE RESOURCES TO US BEYOND ITS CONTRACTUAL OBLIGATIONS TO DO SO AS DESCRIBED HEREIN, OR THAT ECCU WILL RENEW SUCH CONTRACTUAL COMMITMENTS AS THEY EXPIRE ON THE SAME BASIS IN THE FUTURE. In the event ECCU withdraws its support, it is likely we would determine to discontinue and liquidate our mortgage loan investment business, even if we are capable of continuing in business independent of ECCU.

Our Mortgage Loan Investments

General. We update the risk ratings of our mortgage loan portfolio at least annually.

In general, we purchase mortgage loans secured by first liens. Under limited circumstances we may invest on loans secured by second liens on real property or which are guaranteed secured obligations. Most of our mortgage loan investments are participation interests in mortgage loans. We thus typically own an undivided interest in our loan investments with other institutions (typically ECCU), rather than owning the entire loan ourselves. This practice allows us to participate in larger loans and in a greater number of loans than we would otherwise be able to afford, and therefore allows us to achieve greater diversification for our mortgage loan investment portfolio.

We primarily rely on ECCU for both the origination and underwriting of our mortgage loan investments. We do, however, maintain our own staff of key personnel, headed by Mr. Ballas, who can function independently of ECCU and we are capable of originating or underwriting our own loans, if necessary. Nevertheless, in the event ECCU were unable to provide continued assistance and support to us there is no assurance that our management would elect to continue our business. We have adopted a risk rating system for rating the risk of our mortgage loan investments. Of the 5 risk rating categories established, we consider for purchase only those loans with the two highest ratings (lowest assessed risks).

We plan to continue to obtain our mortgage loan investments through ECCU. However, we have identified several other institutions which to some degree originate and/or invest in secured loans meeting our underwriting criteria. ECCU has in the past either effected loan purchase or sale transactions with or had serious negotiations respecting such transactions with each of these institutions. In the event we cannot continue to obtain our mortgage loan investments from ECCU, we believe we can obtain mortgage loan investments of comparable size and quality from other sources. We believe it would be impractical for us to retain a comprehensive loan underwriting staff on either an employment or contract basis. We are not currently licensed to originate our own mortgage loans. However, we may seek to become so licensed in the future in order to originate our own mortgage loans. We anticipate that if mortgage loan investments became entirely unavailable from ECCU, we would terminate our mortgage loan investment activities. See "RISK FACTORS."

Our policy, and that of ECCU, is not to condition or otherwise approve mortgage loans to borrowers based on the amount that the borrower, its members or affiliates invest in our investor notes. We are exploring a policy of favoring investments in mortgage loans to organizations who provide us access to their members for the purpose of soliciting sales of our investor notes. Under such a policy, however, neither we nor ECCU would commit or otherwise obligate ourselves to loan funds to such an organization based solely on the level of participation of that organization's members in the Offering. Neither we nor ECCU would make a mortgage loan to any borrower unless such borrower otherwise met our underwriting standards described below. We believe that such a policy would be consistent with our mortgage loan underwriting standards described below. We also believe that such a policy would be consistent with our purposes of providing secured loans to Evangelical churches and church organizations where such loans are funded primarily by members of that or sister churches and/or organizations.

Mortgage Loan Underwriting Standards. Our policy is for each of our mortgage loan investments to meet our underwriting and appraisal standards established by our investment committee, which are currently as follows:

$ Yields. Yields on our mortgage loan investments must be sufficient to meet our proposed cash flow needs, including cash required to pay principal and interest on the outstanding investor notes. Our investments in mortgage loans of $350,000 or less may be approved by our loan investment committee. Mortgage loans in excess of $350,000 must be approved by our Board of Directors.

$ Acquisitions. Unless our investment committee determines otherwise, we will not purchase a loan for a price greater than par (that is, the outstanding principal balance of the loan on the date of purchase). As circumstances dictate, we intend to negotiate to purchase loans at a discount (that is, for a purchase price less than the outstanding principal balance of the loan on the date of purchase).

$ Board Approval. Our Board must approve loans we purchase of $350,000 (including the approval of a majority of our Board) who are independent of ECCU. Also, the price of the loan may not exceed par without the prior approval of the investment committee including all members who are independent of ECCU.

$ Interest. Our mortgage loans may bear an adjustable or fixed interest rate, but must require monthly payments based on an amortization schedule (typically 25 years to 30 years) and generally must be paid in full no later than ten (10) years from the later of the date the loan is made or the date we acquire the loan.

$ Size. Our investments typically range in principal amount from $200,000 to $1.5 million. We may acquire sole ownership of a mortgage loan or may own a mortgage loan jointly with others, including ECCU. By owning mortgage loans jointly with others, we would be able to invest in a greater number of loans and to greater diversify our mortgage loan portfolio.

$ Loan to Value Ratio. A mortgage loan=s loan-to-value ratio for real estate means the total amount of loans securing the property as a percentage of the appraised value of the property. In general, the lower the loan-to-value ratio, the greater is the value of the security securing payment of the loan. Generally, the loan-to-value ratio of our mortgage loans may not exceed 70% for non-residential property security or 80% for residential property. We may approve mortgage loans having a higher loan-to-value ratio under circumstances where the loan is guaranteed, the borrower demonstrates an exceptionally strong commitment to its building program through member pledges, or where other factors demonstrate the borrower's ability to repay the loan.

Mortgage Loan Investment Standards. Our policy is to require each of our mortgage loan investments to meet the following criteria:

$ Demonstration of Ability to Pay. The borrower must support its overall ability to timely pay principal and interest by its operational and cash flow history. For these purposes, "cash flow" includes donations and other revenue which the borrower can demonstrate to be continuing. Generally, debt service payments of the mortgage loan may not exceed a reasonable percentage of the borrower=s cash flow over the expected term of the loan. Generally, 30% will be considered a reasonable percentage. The Board may, however, approve a larger percentage if the borrower justifies a larger indebtedness by demonstrating: its ability to devote more cash flow to the service of indebtedness; that an increase in cash flow is to be anticipated in line with past experience or as a result of the improvements to be provided with the proceeds of the proposed financing; or other appropriate reasons.

$ Term of Loan. The remaining term of each mortgage loan must be ten (10) years or less from the date we acquire or originate the loan.

$ Priority of Secured Interest. The mortgage loan must be evidenced by a written obligation and must be secured by a first or second deed of trust on the mortgaged property, except we may acquire a mortgage loan secured by a junior deed of trust if we also hold each of the senior deeds of trust or if the loan is guaranteed by one or more persons other than the borrower.

$ Funding Escrow. The mortgage loans shall be funded through a formal escrow in a customary manner in order to assure that we receive good title to its security interest in the loan at the time the loan is funded.

$ Value of Security. Each mortgage loan must be secured by real property for which there is available for review a recent independent appraisal or other independent valuation which supports the value of the property.

$ Title Insurance. Each mortgage loan must be covered by a current standard lender's title insurance policy.

$ Application of Loan Proceeds. Procedures are established to assure the mortgage loan proceeds have been or will be spent by the borrowing congregations or organizations for the purposes authorized. Unless we waive the requirement for good cause, all monies received from the mortgage loan will be available only for expenditures on account of the project for which the loan was made. Where the loan proceeds are to be used for construction of improvements on real property:

B The proceeds must be disbursed through a fund control whereby, pursuant to written voucher system, and funds will be paid for goods, materials and services only when the goods and materials have been delivered or the services have been performed and applicable waivers of mechanic's liens have been obtained. Fund control documents and procedures must be those customarily used and followed by commercial lenders in the geographical area in which the subject real property is located.

B The borrower must demonstrate that the loan proceeds will be sufficient to complete the project. The construction costs must be set forth on a schedule detailing the construction of the project and a statement of estimated cost with respect to each part of the construction project. The cost estimate shall be substantiated by a statement of a qualified independent contractor or other qualified and independent person.

$ Inspection. We, the original lender, or the lender's representative must have made a personal on-site inspection of the property securing the Loan.

$ Borrower Credit. The borrower under the loan must pass credit standards and demonstrate sufficient income or cash flow to service the mortgage loan.

$ Insurance. We require our borrowers to obtain standard insurance protection customary in the industry, including title insurance (to insure against title defects and some forms of documentation), errors and omissions insurance (to insure against good faith errors on the part of our employees or agents), and liability and casualty insurance in customary amounts. We may also require special insurance in connection with particular mortgage loans, including earthquake, flood and environmental hazard insurance.

Our Mortgage Loan Portfolio Management

Cash Reserve Policy. Since our inception, we have followed a policy of maintaining operational reserves in an amount which, together with our expected cash from operations and funds borrowed from the ECCU credit line, we judge to be sufficient to permit the timely payment of interest and principal on our debt securities. We intend to continue this policy but may, in our discretion, suspend or modify it at any time or from time to time in the future.

Liquidity Management. We have adopted a liquidity management plan in an attempt to reasonably assure the continued availability of liquid funds to repay our investor notes as they mature. Under this plan, we have estimated continued sources of cash, including cash reserves, reinvestment by Noteholders based on reasonable reinvestment rate assumptions, and anticipated principal payments on our mortgage loan investments. The subordination of the ECCU line of credit of $2.5 million together with ECCU=s equity investment at the date of this Memorandum of $1.25 million in our common stock. ECCU=s investments are intended to allow us to maintain tangible assets in excess of the outstanding unpaid principal balance of our debt. Our Board continually reviews these cash availability assumptions in order to provide cash for planned liquidity needs. However, there is no assurance that our liquidity management plan will be sufficient to meet our actual cash demands at all times, and there may arise circumstances where we may have to delay or postpone repayment of our debt obligations, including the payment of interest or principal on our debt.

Sale or Hypothecation of Mortgage Loan Investments. In the event we are unable to continue to finance our investment activities through the sale of our debt securities, we may have to suspend further mortgage loan investment activities and we could terminate these activities permanently. Under these circumstances, we would liquidate our mortgage loan portfolio as necessary to repay any then outstanding investor notes as they became due. We believe that we could realize sufficient funds from our assets to repay any then outstanding debt on a timely basis because of our ability to determine our liquidity needs with reasonable certainty at least 90 days in advance, the nature and liquidity of our cash, our accounts receivable, our mortgage loan investments, the historic prices paid for secured loans comparable to our mortgage loan investments, and the availability of purchasers for our mortgage loans. While to date we have not tried to sell or hypothecate a significant amount of our mortgage loans, we have identified several potential purchasers or lenders who are credit unions, which on a regular basis purchase and/or sell participations of secured loans comparable to our mortgage loan investments. There is no assurance that at such time, if any, as we may seek to liquidate our mortgage loans, that we will realize funds from the liquidation in a sufficient amount to repay our debt in full according to its terms. See "RISK FACTORS".

Collection. Through ECCU, we have an aggressive collection policy where, among other things, we contact borrowers within 10 days of a missed payment.

Restrictions on Transactions With Interested Parties

The following acts or transactions are prohibited:

$ Our Board, investment committee members and officers shall not participate or seek to influence our decision to invest in a loan or transaction wherein that individual or a member of his or her immediate family has any direct or indirect fiduciary or pecuniary interest. We may transact business with a Board member, committee member or officer so long as the transaction is fair and equitable to us and is consistent with our policies generally applicable to similar transactions by us with unrelated parties. Any such transaction must be approved by a majority of our Board not otherwise interested in the transaction, following full and complete disclosure of the person's or his affiliate's interest in the transaction.

$ No fee, commission, gift, rebate, or reciprocal arrangement of any kind or other inducement may be solicited or accepted by any officers, directors, committee members or employees in connection with our investments. Reciprocal arrangements include any discounts on merchandise or services, equity participation or any other form of consideration or compensation whatsoever except as permitted by our Board as described above.

$ We may not purchase or participate in a mortgage loan where a portion of the amount of income to be received from the loan is tied to or contingent upon the revenues or income of the borrower or upon the appreciation in the value of the borrower=s business.

Nature of Mortgage Loan Investments

In the event the principal and interest is not paid within a specified period, we must first then attempt to collect on the note by foreclosing on the security. In general, California law will not allow us to disregard the security and to proceed directly against the maker on the note. We must foreclose on the property under the deed of trust.

Our mortgage loan investments will not be guaranteed or insured by ECCU or any instrumentality or agency of the federal government, any state government or any local government. We must therefore look to foreclosure on the property securing the mortgage loan as the primary source of recovery in the event the loan is not repaid as required.

Our ability to recover the value of the mortgage loan under such circumstances is affected by certain legal procedures and rights. Mortgage loans secured by real property are subject to the laws of the state in which the property is located and as applicable, federal law, including federal bankruptcy laws. Currently, the majority of our mortgage loans are secured by property located in the State of California.

Description of Legal Aspects. The mortgage loans are in the form of promissory notes secured by deeds of trust or mortgages on real property. In general, the notes require the borrower to pay principal and interest on specified dates. The deed of trust generally provides that in the event the borrower fails to timely pay principal or interest on the note or fails to satisfy any other obligations under the note, such as the failure to maintain the property in good repair, we may declare the entire balance of principal and interest under the note then due and payable.

Debtor Protection Statutes. California, as does most states, imposes statutory prohibitions which limit the remedies of a mortgage lender. A mortgage lender is limited in its right to receive a deficiency judgment against the borrower following foreclosure on the secured property. A deficiency judgment in general means the right to require the borrower to pay any amount on the mortgage loan in excess of the property securing the loan. Another California statutory requirement is that the mortgage lender first look to foreclosure on the property to satisfy the mortgage loan before bringing any personal action against the borrower. In addition, California law prevents any deficiency judgment against a borrower by a mortgage lender where the loan either represents a portion of the purchase price of the property payable to the lender by that borrower (a "purchase money loan") or the loan is secured by the borrower's residence. Finally, where a deficiency judgment is permissible, it can only be obtained after a judicial foreclosure on the property and then only for the excess of the outstanding debt over the fair market value of the property at the time of the foreclosure sale (as determined under statutory provisions). The net result of these statutes is to offer substantial protections to borrowers and to effectively require a mortgage lender to look only to the value of the property securing the mortgage loan through a private sale foreclosure.

In addition to the California state laws restricting actions against borrowers, numerous other statutory provisions including the federal bankruptcy laws, afford additional relief to debtors which may interface with or affect the ability of a secured lender to realize the value of its mortgage loan in the event of a default. For example, under the Federal Bankruptcy Law, a court with federal bankruptcy jurisdiction may permit a debtor through a Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's property by reinstating the original mortgage loan payment schedule and paying arrearages over a number of years. Any such restructuring of such a mortgage loan would substantially decrease the value of the loan and would in effect result in a loss to the lender. Courts with bankruptcy jurisdiction also have the power to modify, suspend and/or otherwise amend the terms of a mortgage loan secured by property of the debtor upon just cause shown by the debtor. Such modification could include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule and reducing the lender's security interest to the value of the property, thereby leaving the lender a general unsecured creditor for the difference between the value of the property and the outstanding balance of the mortgage loan.

Under the Internal Revenue Code of 1986, as amended, certain liens in favor of the Internal Revenue Service for tax payments are provided priority over existing mortgage loans. Also, mortgage lenders are subject to other statutory and administrative requirements under various laws and regulations regarding the origination and servicing of mortgage loans, including laws and regulations governing federal and state consumer protection, truth-in-lending laws, the Federal Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, and related statutes and regulations. These federal and state laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect an innocent assignee of a mortgage loan where the violation of the act occurred by reason of an act of a prior holder of the loan.

As a result of these debtor protection laws, we could sustain a loss as a result of any of the foregoing federal or state laws and regulations restricting and/or regulating the origination and servicing of mortgage loans. Also, these laws and regulations are subject to continual change and evolution and it is always possible that inadvertent violations or liabilities may be incurred by reason of one or more of these provisions.

MANAGEMENT

Our Directors and Executive officers are as follows:

Name	Age	Positions
Mark G. Holbrook	52	Chairman of the Board
Stephen A. Ballas*	52	President
Mark A. Johnson	44	Chief Financial Officer, Treasurer, Director
Van C. Elliott	64	Director
Arthur G. Black*	63	Director
Wallace G. Norling*	76	Director
Scott T. Vandeventer	45	Director

* Denotes a director who is not an employee, officer or director of ECCU.

The following is a summary of the business experience of the officers and directors.

MARK G. HOLBROOK has served as our chairman since our inception. Mr. Holbrook also serves as president and chief executive officer of ECCU. He began his career with ECCU in 1975 and has served as its president since 1984. ECCU currently has assets under management of over $500 million and more than 13,000 members in 50 states and 100 foreign countries. Mr. Holbrook has served as Board Chairman of Christian Management Association. He received his Bachelor of Arts degree from Biola University in 1973 and has completed post-graduate studies at Chapman College.

STEPHEN A. BALLAS has served as our president since May 1, 2000. Prior to joining the Company, Mr. Ballas was employed by and/or served as a consultant to manufacturing companies, software start-ups, and medical equipment companies. Mr. Ballas was a partner in and President of The Loan Connection and served as executive officer of operations of Founders Financial and Vice President of Meracor Mortgage. Mr. Ballas has extensive experience in real estate development, mortgage lending and marketing, including service as President of a mortgage origination company from 1990 to 1993.

MARK A. JOHNSON has served as chief financial officer, treasurer, and a director since our inception. Mr. Johnson also serves as executive vice president of ECCU, a position he has held since June, 1993. Prior to joining ECCU, Mr. Johnson served as vice president of a multi-company commercial warehousing/distribution organization and for six years served as president and chief executive officer of a subsidiary of that company. Prior to that, Mr. Johnson served as vice president/branch manager of a Southern California independent bank. Mr. Johnson has a Bachelor of Science degree in Business Administration from Biola University.

VAN C. ELLIOTT has served as a director since 1994. He has served as director for ECCU since 1990. Mr. Elliott served as associate director of the Conservative Baptist Association of Southern California from 1980 to 1994 where he was responsible for the general administrative oversight of the association's activities. Since that time, he has been self-employed as a consultant, and is Vice President of Business Services for Dynamic Church Planting International. He received his Bachelor's and Master's degrees in mathematics and speech from Purdue University and spent seven years in the computer industry. Mr. Elliott holds a Master of Divinity from Denver Seminary and has spent fourteen years in local church ministries serving in the areas of Christian education and administration. He has completed post-graduate instruction at the College for Financial Planning. Mr. Elliott is a member of the Institute of Certified Financial Planners, Christian Estate Planners of California, Christian Management Association, and holds the professional designation of Certified Financial Planner.

ARTHUR G. BLACK has served as a director since 1997. Mr. Black is currently Director of Ministry Support for Ambassador Advertising Agency. Prior to joining that firm in 1998, he had served as a ministry development officer at ECCU. Mr. Black was previously executive vice president of Truth For Life (1994-1996), a nationally-syndicated radio Bible teaching ministry. He held similar positions with the Biola Hour (1981-1991) and Solid Rock Radio (1991-1993), and he served as director of U.S. broadcasting for Insight For Living from 1993 to 1994. Mr. Black has been in Christian ministry management since 1974. Prior to that, he held several corporate sales and marketing management positions and six years as owner/President of two consumer product/service companies. He is a General Partner for Rancho Sierra Acres, Christian Investors, P/L Properties and Ocean View Investors. Mr. Black was elected to the Board of Directors to replace the seat previously held by Paul A. Kienel.

WALLACE G. NORLING has served as a director since our inception. During his ministerial career, Dr. Norling planted 26 churches and pastored five churches. Dr. Norling retired as district superintendent for the southwest district of Evangelical Free Church, a position he held for 25 years, and now serves as Superintendent Emeritus of the southwest district of the Evangelical Free Church. Dr. Norling has a Bachelor of Arts degree from Northwestern University, a Master of Divinity from Bethel Seminary, and an Honorary Doctor of Divinity degree from Trinity Evangelical Divinity School.

SCOTT T. VANDEVENTER has served as a director since 1992. Mr. Vandeventer has been employed by ECCU since 1988 and is currently executive vice president and chief operating officer of ECCU. Prior to that time, Mr. Vandeventer provided consulting services to ECCU and others through AM Business Communications, Inc., a marketing communication company he has managed since he founded the company in 1980. Mr. Vandeventer is also currently associated with NYE Partners, a business consulting firm whose clients may include firms doing business with us and/or ECCU. Mr. Vandeventer received his Bachelors Degree from Biola University and has completed graduate work in finance and marketing at California State University Fullerton School of Business Administration.

Board of Directors

We currently have five Directors. Our Directors are elected annually by our shareholders for a term of one year or until their successors are elected and qualified. Our officers serve at the pleasure of our Board. The management and direction of our business activities are under the control of our Board.

Committees

Our Board of Directors has established an investment committee. Our investments, including loan purchases and dispositions, are reviewed and approved by an investment committee appointed from time to time by the Board of Directors. The committee will consist of at least 3 individuals. Currently, Messrs. Holbrook, Elliott and Black serve as members of the investment committee.

Director Compensation

None of our directors currently receives compensation. Each is entitled to be reimbursed for expenses incurred in performing duties on our behalf.

MANAGEMENT COMPENSATION

The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and President for services rendered to us during our fiscal years ended December 31, 2001, 2000, and 1999. Except for Mr. Ballas, none of our executive officers (our named Executive Officers) had a total salary, plus bonus, exceeding $100,000 during this period.

Summary Compensation Table
Annual Compensation
Name and Principal Position	Year Ended	Salary(s)	Bonus(2)	Other Annual Compensation(3)	All Other Compensation(4)
Mark G. Holbrook, Chairman, Chief Executive Officer	2001 2002 2003	(1) (1) (1)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Stephen A. Ballas, President	2001 2000	$78,923 $49,465	$8,770 $5,452	$4,800 $3,139	$8,505 $3,034
John C. Garmo, President	1999	$68,543	-0-	-0-	-0-

(1) Mr. Holbrook is a full-time employee of ECCU. Since December 1, 1994, the commencement date of Mr. Garmo=s employment by the Company, Mr. Holbrook has expended, on the average, approximately 2% of his time as an officer and director of the Company. The Company reimburses ECCU for that portion of Mr. Holbrook=s time devoted to service to the Company as an officer (but not director). Mr. Holbrook currently devotes less than 1% of his time serving the Company as an officer.

(2) An aggregate bonus amount of $8,770 was paid to Mr. Ballas for the Fiscal year 2001.

(3) Includes an automobile allowance of $4,800 for the fiscal year 2001, paid by the Company for the benefit of Mr. Ballas.

(4) The Company contributed an aggregate amount of $6,195 for Mr. Ballas= 401(k) Compensation plan, $1,991 for medical benefits and $319 for life insurance.

Option/Warrant Grants in Current Fiscal Year. We have not issued any options, warrants or other rights to purchase our securities.

VOTING SECURITY OWNERSHIP

As of the date of this Memorandum, we had 125,000 shares of our common stock outstanding, all of which shares are owned by Evangelical Christian Credit Union, 1150 N. Magnolia Avenue, Anaheim, California 92801. None of our officers or directors beneficially owned any of these shares. We do not have outstanding any options, warrants or convertible securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial information included herein should be read in conjunction with the Financial Statements, including the Notes thereto. Our plan of business consists of the offer and sale of debt obligations to investors on a continuous basis to provide funds for the Company=s mortgage loan investments. Our management believes that its strategy for maintaining our liquidity will enable us to timely service and retire our outstanding investor notes regardless of the maturity mix of the notes outstanding.

Management intends to continue our current liquidity plan which relies primarily on funds from operations, cash reserves and borrowings under the ECCU credit line to pay interest and principal on its debt securities on a timely basis. Historically, these sources have provided sufficient funds for our timely payment of debt security obligations and we have not been required or attempted to obtain funds from the sale or hypothecation of our mortgage loan investments. Historically, we have experienced our significant rates of reinvestment or renewal by our note investors upon maturity of their notes. Thus, these sources may not continue to provide sufficient liquidity in the event we do not experience comparable reinvestment rates for our investor notes. Even so, management believes we can realize sufficient funds from the ECCU credit line and/or the sale or hypothecation of our mortgage loan investments, should additional funds be necessary to repay our investor notes as they mature. Management bases this belief on the size and quality of our mortgage loan investments, the availability of purchasers of those assets on a timely basis and a historic price (at or near par) paid for secured loans comparable to our mortgage loan investments.

Management believes that we can continue to achieve profitable margins between interest revenues and interest expenses irrespective of fluctuating interest rates or inflation based on the adjustment of interest rates we pay to our note investors to reflect increases or decreases, in the blended index rate. In addition, a significant percentage of our mortgage loan investments have variable interest rates and reflect interest rate fluctuations due to inflation or other factors over the term of the investment.

Results of Operations

Twelve Months Ended December 31, 2001 vs. Twelve Months Ended December 31, 2000. During the twelve months ended December 31, 2001, we incurred a net gain of $43,660 as compared to a net gain of $4,865 for the same twelve months ended December 31, 2000, an increase in net income of $38,795. Interest income, net, for the period, was $473,370, an increase of 22% from $388,544 for the twelve months ended December 31, 2000. Our cost of funds (i.e., interest expense) during this period increased $126,484 (or 12%) to $1,230,019 for the twelve-month period ending December 31, 2001 as compared to $1,103,535 for the twelve months ended December 31, 2000. This is attributable to growth in both our investor notes and our notes receivable portfolios, as well as an increase in the net interest margin over the same period in 2000. At December 31, 2001, we had outstanding debt securities (Notes Payable) of $22,947,034, up from $16,939,707 at December 31, 2000, an increase of 36%.

Our operating expenses for the twelve months ended December 31, 2001 increased to $383,470 from $362,102 for the same period ending December 31, 2000, an increase of 6%. This is attributable primarily to increases in our salaries and benefits, and increases in our office operations over the same period in 2000.

Liquidity and Capital Resources

Twelve Months Ended December 31, 2001 vs. Twelve Months Ended December 31, 2000. Net decrease in cash during the twelve months ended December 31, 2001 was $94,841, compared to a net increase of $11,715 for the twelve months ended December 31, 2000. This decrease of $106,556 was due to both decreases in net cash provided by operating activities and investing activities. Net cash used by operating activities totaled $830,129 for the twelve months ended December 31, 2001; a decrease of $1,715,499 from $885,370 provided by operating activities during the twelve months ended December 31, 2000.

Net cash used by investing activities totaled $5,522,039 during the twelve months ended December 31, 2001, compared to $2,310,008 used during the twelve months ended December 31, 2000, an increase in cash used of $3,212,031. This difference is primarily attributable to an increase in cash used by net notes receivable (the difference between purchases of notes receivable and principal payments received on notes receivable) during the twelve months ended December 31, 2001 as compared to the same period in 2000.

Net cash provided by financing activities totaled $6,257,327 for this twelve-month period in 2001, an increase of $4,820,974 from $1,436,353 provided by financing activities during the twelve months ended December 31, 2000. This difference is primarily attributable to an increase in cash provided by net borrowings on notes payable (the difference between principal payments made on notes payable and proceeds from borrowings on notes payable) as compared to the same period in 2000.

At December 31, 2001, our cash, which includes cash reserves and cash available for investment in mortgage loans, was $112,647, down from $207,488 at December 31, 2000, a decrease of $94,841.

CERTAIN TRANSACTIONS

As described elsewhere in this Memorandum, ECCU is our sole shareholder. Since our inception, ECCU has provided us with a line of credit which, under its March 28, 2002 loan agreement, is currently a $3.0 million revolving credit line loan. The terms and conditions of this credit line, including the interest rates charged thereon, are the same as those charged by ECCU to its other commercial borrowers. Pursuant to the Subordination Agreement, ECCU has agreed to subordinate repayment of its loans to us to certain classes of our investor notes. There is no assurance that in the future ECCU will not modify, reduce or terminate this credit line.

During the years ended December 31, 2001 and 2000, respectively, we purchased participation loans totaling $18,654,716 and $27,666,423 from ECCU. We recognized interest income on notes receivable from ECCU of $1,677,089 and $1,440,427 during the years ended December 31, 2001 and 2000, respectively. At December 31, 2000, we owed $906,671 due to ECCU for a participation loan purchased.

We pay support charges for management services and rent to ECCU on a month-to-month basis. For the years ended December 31, 2001 and 2000, respectively, charges of $75,600 and $75,951 were paid for these services. The periodic charges are based on the fair market value of services provided. We also reimbursed ECCU $181,580 and $172,770, for the salaries and benefits of employees we used during the years ended December 31, 2001 and 2000.

THE LOAN AGREEMENT

General

Each Noteholder must Become a Party to the Loan Agreement. As a condition to your purchase of a Note, you agree and adopt the Loan and Standby Trust Agreement. The Loan Agreement restricts the amount of Notes outstanding at any time to $20.0 million. The Loan Agreement is a form of indenture between the holders of the Alpha Class Notes, ourself, and a Trustee who is to be appointed by the holders of the Alpha Class Notes thereunder. The Loan Agreement has not been qualified under the Trust Indenture Act of 1939 (the "TIA"). The Notes are not rated by any private or governmental agency. The following is a summary of material provisions of the Loan Agreement. We qualify this summary by the terms and conditions of the Loan Agreement itself, a copy of which is included as Exhibit D to this Prospectus.

Our Continuing Covenants Under the Loan Agreement

While any Note is outstanding, we may not (and will not permit any subsidiary to) (i) declare or pay any dividend or make any distribution on account of our capital stock (other than dividends or distributions payable in our or any subsidiary's stock or to us or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any of our capital stock or any wholly-owned subsidiary; or (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, our indebtedness that is subordinated in right of payment to the Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

In addition, any such Restricted Payment, together with the aggregate of all other Restricted Payments we might make, may not exceed the sum of:

(i) 50% of our Net Income for the period (taken as one accounting period) from the fiscal year ended December 31, 1996 to the end of our most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds we receive from the issue or sale of our capital stock (other than capital stock sold to a subsidiary), debt securities or capital stock convertible into our capital stock upon such conversion, or any funds advanced or loaned to us by ECCU under its subordinated line of credit, plus

(iii) 100% of the cash, if any, contributed for our capital, as additional paid in capital by our stockholder.

The foregoing shall not, however, prohibit the following Restricted Payments:

(a) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

(b) (x) the redemption, repurchase, retirement or other acquisition of any of our capital stock, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of our Indebtedness is subordinated in right of payment to the Alpha Class Notes, or (z) the making of any investment in us or any subsidiary in each case of (x), (y) and (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to us), of our capital stock.

The Loan Agreement Limits the Outstanding Alpha Class Notes

We may issue up to an aggregate of up to $50 million of the Alpha Class Notes. There is no limitation on the amount of any Series or Category of Alpha Class Notes we may issue. However, we may not issue any Alpha Class Note if, after giving effect to such issuance, the Alpha Class Notes then outstanding would have an aggregate unpaid balance exceeding $20 million.

The Loan Agreement Limits Our Ability to Incur Debt

While any Note remains outstanding, we may not, and may not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness, unless our Fixed Charge Coverage Ratio, determined on a consolidated basis, for our most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, we may incur indebtedness that: (i) is evidenced by the Notes; (ii) was existing at December 31, 2000 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and/or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by us in the ordinary course of business; and/or (v) when incurred does not result in Other Indebtedness, as defined below, in excess of $750,000 outstanding at any time.

The Effect of Our Merger, Consolidation or Sale of Assets

While any Note is outstanding, we may not consolidate or merge with or into any other person or entity (whether or not we are the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets (excepting loans held for sale in the normal course of our mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (i) we are the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default under the Notes exists.

The Loan Agreement Requires us to Maintain Our Tangible Adjusted Net Worth

In the event that, while any Alpha Class Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which our Tangible Adjusted Net Worth, as defined below, is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), we must notify the holders of the Alpha Class Notes of such event and must within sixty (60) days thereafter restore our Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth. For the purposes of this covenant, Tangible Adjusted Net Worth includes the contracted for amount of the ECCU Lines of credit to the extent it is subordinated in right for payment on a current basis to the Notes.

The Loan Agreement Requires us to Keep Certain Books and Records

We must keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Notes and our business and affairs in accordance with generally accepted accounting principles. We must furnish to the Trustee any and all information related to the Notes as the Trustee may reasonably request and which is in our possession.

Other than the foregoing, there are no covenants or other provisions (except those contained under the California General Corporation Law which apply to corporations generally) restricting our ability to enter into transactions with ECCU or its other Affiliates including, but not limited to, transactions involving the sale, lease, transfer or otherwise disposal of any of our assets to, or purchase any assets from, or any contract, agreement, understanding, loan, advance of guarantee with, or for the benefit of, any such Affiliate.

Under California law, the independent Directors' fiduciary obligations require that they act in good faith in a manner which they believe to be in our best interests and our shareholders, which may not, in all circumstances, be the same as those of the holders of the Alpha Class Notes.

The Loan Agreement Limits Your Remedies in the Event of Our Default

Each of the following constitutes an Event of Default under the Notes: (i) default for thirty (30) days in the payment when due of interest or penalty on any Note; (ii) default for thirty (30) days in the payment when due of principal of any Note; (iii) if not cured in a timely manner, our failure to observe or perform any of the covenants or agreements in the Notes or set forth under Article II of the Loan Agreement required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money we borrow whether such Other Indebtedness or guarantee now exists, or is hereafter created which default (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

In order to cure payment Default, we must mail to the noteholder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Notes until the date it actually is mailed, deposited or credited.

If any Event of Default occurs and is continuing, the noteholder of not less than a Majority in Principal Amount of the then Outstanding Notes (a "Majority in Interest") appoint a Trustee under the Loan Agreement and may instruct the Trustee to declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of our bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. If an Event of Default has occurred and is continuing, we must, upon written request of the Trustee, cure such default and pay for the benefit of the noteholder the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If we fail to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against us and any other obligor on the Notes for the amount so due and unpaid pursuant to the terms of the Notes.

Appoint of the Trustee

If an Event of Default occurs and is continuing, then the noteholders of a Majority in Interest of the Outstanding Notes may, within thirty (30) days of such Event of Default, appoint a Trustee to represent the interests of all the noteholders pursuant to the Loan Agreement. Upon acceptance of such appointment by the Trustee, the operation of the Trust shall commence and the power and rights of the Trustee thereunder shall begin. If a Majority in Interest of the noteholders cannot agree on a Trustee, the Trust will not be instituted.

We have committed, upon the occurrence of an Event of Default, to engage and pay the fee to an appropriate unaffiliated entity, such as an accounting firm, for organizing a vote of the noteholders as soon as practicable for the purpose of appointing a Trustee in accordance with the Loan Agreement. The entity is not required to act as a Trustee. We must supply such entity with the names, addresses and occurrence of any Event of Default. We have agreed to pay the reasonable expenses of any Trustee duly appointed by a Majority in Interest of the noteholders pursuant to the Loan Agreement.

Under the Loan Agreement, a Trustee may not make any settlement or compromise concerning the rights of the noteholders, in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the noteholders. Any settlement or compromise so approved would be binding upon all the noteholders. The Trustee may withhold from the noteholders notice of any Default or Event of Default if it believes that withholding notice is in their interest except a Default or Event of Default relating to the payment of principal or interest or penalties. NO NOTEHOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE LOAN AGREEMENT, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE TRUST AGREEMENT, ARE SATISFIED. The Loan Agreement requires noteholders who suffer an actual default on their notes to obtain the consent of a majority of all noteholders, regardless of Series or maturity or default status, to appoint a Trustee and take action against us. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY NOTEHOLDERS WITHOUT PRACTICAL RECOURSE.

BY EXECUTING THE SUBSCRIPTION DOCUMENT, EACH NOTEHOLDER IS AGREEING TO BE BOUND BY THE TERMS OF THE TRUST AGREEMENT SHOULD IT COME INTO FORCE BY THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE LOAN AGREEMENT (ATTACHED AS EXHIBIT D). THE FOREGOING IS ONLY A SUMMARY OF THE PROVISIONS OF THE LOAN AGREEMENT.

The Amendment, Supplement and/or Waiver of the Loan Agreement

The Loan Agreement and/or the Notes may be amended or supplemented with the consent of a Majority Interest of the noteholders. Also, a Majority Interest of the noteholders may consent to waive any Default, Event of Default, compliance or noncompliance with any provision of the Notes. However, any such amendment, supplement or waiver affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all outstanding noteholders based on the aggregate amount of principal and interest and penalty payments due them.

Definitions of Terms Used in the Loan Agreement and Notes

Set forth below are certain defined terms used in this Prospectus in discussing the terms and conditions of the Notes.

"Adjusted Net Worth" means the sum of (i) the consolidated equity of our common stockholder(s) and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU Lines of credit, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to us, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Alpha Class Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU lines of credit and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between us and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

"Cash Flow" means with respect to any period, our Consolidated Net income and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization, plus (e) interest expense for such period paid or accrued with respect to the ECCU Lines of credit and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of financing on the ECCU Lines of credit (and other financing subordinated to the Notes) available to us on the date the determination of Cash Flow hereunder is made.

"Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

"ECCU Credit Line" means that certain loan agreement and note in the amount of $3.0 million dated March 28, 2002.

"Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

"Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to the ECCU Lines of credit or any other Indebtedness which is subordinated to the Notes.

"Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of our Cash Flow for such period to our Fixed Charges for such period. In the event we incur, assume, guarantee, repay, redeem or otherwise retire any indebtedness (other than our credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

"Indebtedness" means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

"Loan Agreement" means the Class Alpha Notes Loan and Standby Trust Agreement dated May 14, 2001 which the noteholders agree to adopt and be bound by as a condition to their purchase of the Notes as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

"Majority Vote" means the vote or written consent of the Noteholders owning a majority of the outstanding unpaid principal amount of all Outstanding Notes as reflected on our books and records.

"Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Note.

"Net Income" means, with respect to us for any period, the aggregate of our Net Income for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not our subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or our wholly-owned subsidiary.

"Net Tangible Assets" means, with respect to us, the total amount of our assets and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between us and any Affiliates including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

"Other Indebtedness" means any of our indebtedness outstanding other than any amounts owing with respect to the Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

"Outstanding Notes" when used with respect to Notes means, as of the date of determination, all Notes theretofore issued and delivered by us and not paid, prepaid or redeemed in full pursuant to their terms.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Rate Schedule" means the schedule of interest rates payable on the Notes which we may issue as issued from time to time.

"Tangible Adjusted Net Worth" means our Adjusted Net Worth less our intangible assets, if any.

"Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of the Loan Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of the Loan Agreement.

LEGAL PROCEEDINGS

No legal proceedings to which we are a party or which otherwise involve us currently exist.

PLAN OF DISTRIBUTION

We are offering the Notes directly by certain of our officers and directors. Currently, we anticipate that only certain of our officers will provide significant services in placing the Notes and that certain of our employees will provide only administrative services in connection with the Offering. None of these persons will receive any commission or compensation for their services in connection with the sale of the Notes other than their normal employment compensation.

We intend to offer the Notes pursuant to written solicitations (accompanied or preceded by a copy of the Prospectus) directed to our current and past investors, members of various Evangelical denominational, non-denominational, church and ministry organizations, and possibly to members of specific churches and/or church organizations.

We will offer the Notes through the second anniversary of this Prospectus, unless sooner terminated, and subject to prior sale. Our ability to continue the Offering through that date depends upon other things, our continuing compliance with applicable federal and state securities laws.

Sales to IRAs

We may sell Notes under agreements with individual retirement accounts (IRAs) specifically permitting investment in the Notes. The minimum purchase for an IRA is $1,000. Interest will be accumulated in the IRA purchaser=s account and posted on the last day of each calendar month and statements will be mailed to the custodian quarterly. Under the terms of sale to an IRA agreement, Notes may be redeemed upon 30 days= advance written notice, although we may waive all or part of the 30-day notice requirement. This right to redeem will, however, be contingent upon sufficient funds being available at the time of the request. If sufficient funds are not available, we will inform the custodian requesting funds, and will schedule payment as soon as is practicable. Such inability to repay upon request will not be an event of default providing payment can be made within a period not to exceed 30 days from date of request.

Sales to 403(b) Plans

We may sell Notes under agreements to retirement plans maintained pursuant to Section 403(b) of the Code. The minimum purchase amount for a 403(b) plan agreement is $10.00. The stated term of a 403(b) plan agreement may not be less than two years. The interest on accounts will be generated from the receipt to the date of withdrawal. Interest will be accumulated in the purchaser=s account and posted on the last day of each calendar month and statements will be mailed quarterly. A 403(b) plan agreement may be redeemed from two years after the date of issuance upon 30 days= advance written notice, although we may waive all or part of the 30-day notice requirement. However, this right to redeem will be contingent upon sufficient funds being available. If sufficient funds are not available, we will inform the 403(b) plan agreement if the noteholder requesting funds, and will schedule payment as soon as is practicable. Such inability to repay upon request will not be an event of default providing payment can be made within a period not to exceed 30 days from date of request.

HOW TO PURCHASE A NOTE

Persons desiring to purchase a Note must complete, date and sign the PURCHASE APPLICATION accompanying this Prospectus, and return it to us together with payment in full for the aggregate principal amount of the Notes purchased. The PURCHASE APPLICATION is subject to acceptance by us within twenty-four hours of our receipt thereof. We may accept or reject a PURCHASE APPLICATION in our sole discretion. Any questions concerning the procedure for purchasing the Notes should be directed to Stephen A. Ballas, President, P.O. Box 61084, Anaheim, California 92803-6184. Our telephone number is 1-800-753-6742.

EXPERTS AND COUNSEL

The balance sheets as of December 31, 2001 and 2000 and the related statements of income and retained earnings, and cash flows for the fiscal years then ended have been included in this Prospectus and reliance is made on the report of Turner, Warren, Hwang & Conrad, an Accountancy corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Rushall & McGeever, Carlsbad, California, our special counsel, has passed on certain legal matters in connection with the Notes.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission, or SEC, Washington, D.C. 10549, a registration statement on Form SB-2 under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information about us and the Notes offered hereby, you may refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to may only be summaries of the contracts or documents. Each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement, the exhibits and schedules filed therewith, as well as our periodic reports, proxy statements and other information filed wit the SEC, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC=s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC.

INDEPENDENT AUDITOR'S REPORT

Board of Directors

Ministry Partners Investment Corporation

We have audited the accompanying balance sheets of Ministry Partners Investment Corporation as of December 31, 2001 and 2000, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ TURNER, WARREN, HWANG & CONRAD

TURNER, WARREN, HWANG & CONRAD

ACCOUNTANCY CORPORATION

January 30, 2002

MINISTRY PARTNERS INVESTMENT CORPORATION

BALANCE SHEETS

DECEMBER 31

	2001	2000
ASSETS	____________	____________
Current Assets:
Cash	$ 112,647	$ 207,488
Notes receivable, net of allowance for losses	3,622,215	2,324,215
Loans receivable	646	6,907
Interest receivable	127,004	116,966
Prepaid income taxes	-	12,004
Prepaid expenses	23,563	10,993
	____________	____________
Total Current Assets	3,886,075	2,678,573
	____________	____________
Other Assets:
Notes receivable	20,432,499	16,253,809
Loan receivable	64,354	23,748
Property and equipment, net of accumulated deprecation	1,194	3,609
	____________	____________
Total Other Assets	20,498,047	16,281,166
	____________	____________
Total Assets	$ 24,384,122	$ 18,959,739
	==========	=========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable	$ 36,004	$ 937,248
Notes payable - current portion	19,594,212	14,295,252
Income taxes payable	24,640	-
	____________	____________
Total Current Liabilities	19,654,856	15,232,500
	____________	____________
Long-term Liabilities:
Notes payable	22,947,034	16,939,707
Less current portion	(19,594,212)	(14,295,252)
	____________	____________
Total Long-term Liabilities	3,352,822	2,644,455
	____________	____________
Commitments and contingent liabilities	-	-
Stockholder's Equity
Common stock, 10,000,000 shares authorized, 125,000 shares issued and outstanding, no par value	1,250,000	1,000,000
Retained earnings	126,444	82,784
	____________	____________
Total Stockholder's Equity	1,376,444	1,082,784
	____________	____________
Total Liabilities and Stockholder's Equity	$ 24,384,122	$ 18,959,739
	==========	=========

The accompanying notes are an integral part of these financial statements.

MINISTRY PARTNERS INVESTMENT CORPORATION

STATEMENTS OF INCOME AND RETAINED EARNINGS

FOR THE YEARS END DECEMBER 31

	2001	2000
	____________	____________
INTEREST INCOME:
Notes receivable and loan receivable	$ 1,679,498	$ 1,443,875
Interest-bearing accounts	23,891	48,204
	____________	____________
Total Interest Income	1,703,389	1,492,079
	____________	____________
INTEREST EXPENSE:
Line of credit	935	14,392
Notes payable	1,229,084	1,089,143
	____________	____________
Total interest Expense	1,230,019	1,103,535
	____________	____________
NET INTEREST INCOME	473,370	388,544
	____________	____________
PROVISION FOR NOTES RECEIVABLE LOSSES	10,000	10,000
	____________	____________
NET INTEREST INCOME AFTER PROVISION
FOR NOTES RECEIVABLE LOSSES	463,370	378,544
	____________	____________
OPERATING EXPENSES:
Salary and benefits	181,580	172,770
Marketing and promotion	44,807	50,970
Office occupancy	16,303	11,342
Office operations	92,108	86,652
Legal and accounting	36,672	31,368
Ministry Support	12,000	9,000
	____________	____________
Total operating expenses	383,470	362,102
	____________	____________
INCOME BEFORE PROVISION FOR INCOME TAXES	79,900	16,442
Provision for income taxes	36,240	11,577
	____________	____________
NET INCOME	43,660	4,865
RETAINED EARNINGS, BEGINNING	82,784	77,919
	____________	____________
RETAINED EARNINGS, ENDING	$ 126,444	$ 82,784
	==========	==========

The accompanying notes are an integral part of these financial statements.

MINISTRY PARTNERS INVESTMENT CORPORATION

STATEMENTS OF CASH FLOWS

FOR THE YEARS END DECEMBER 31

	2001	2000
	____________	____________
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income Adjustments to reconcile net income to net cash provided by operation activities	$ 43,660	$ 4,865

Depreciation and amortization	3,419	3,363
Provision for notes receivable	10,000	10,000
Increase in accrued interest receivable	(10,038)	(34,977)
(Increase) decrease in prepaid income taxes	12,004	(12,004)
(Increase) decrease in prepaid expense	(12,570)	15,587
Increase (decrease) in accounts payable	(901,244)	906,342
Increase (decrease) in income taxes payable	24,640	(7,806)
	____________	____________
Net cash provide (used) by operating activities	(830,129)	885,370
	____________	____________

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal payments received on loan receivable	(34,345)	16,823
Purchase of notes receivable	(18,654,716)	(27,666,423)
Principal payments received on notes receivable	13,168,026	25,339,592
Purchases of property and equipment	(1,004)	-
	____________	____________
Net cash used by investing activities	(5,522,039)	(2,310,008)
	____________	____________

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances made on line of credit	500,000	2,240,000
Amounts paid on line of credit	(500,000)	(2,240,000)
Principal payments made on notes payable	(4,016,467)	(8,412,255)
Proceeds from borrowings on notes payable	10,023,794	9,848,608
Proceeds from sale of common stock	250,000	-
	____________	____________
Net cash provided by financing activities	6,257,327	1,436,353
	____________	____________
Net increase (decrease) in cash and cash equivalents	(94,841)	11,715
Cash and cash equivalents at beginning of year	207,488	195,773
	____________	____________
Cash and cash equivalents at end of year	$ 112,647	$ 207,488
	==========	==========

MINISTRY PARTNERS INVESTMENT CORPORATION

STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS END DECEMBER 31

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	2001	2000
	____________	____________
Interest paid	$ 1,230,019	$ 1,103,535
Income taxes paid	11,600	31,387

The accompanying notes are an integral part of these financial statements.

MINISTRY PARTNERS INVESTMENT CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable: Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method. The allowance for notes receivable losses is increased by charges to income and decreased by charge offs (net of recoveries).

Property and Equipment: Furniture, fixtures, and equipment are stated at cost, Less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

Prepaid Offering Expense: Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a two-year period.

Reclassifications: Certain account reclassifications have been made to the financial statements of the prior year in order to conform to classification used in the current year.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at December 31, 2001 and 2000 were $112,647 and $207,488, respectively. Interest earned on these funds for the years ended December 31, 2001 and 2000 were $23,891 and $48,204, respectively.

NOTE 2 - RELATED PARTY TRANSACTIONS (CONTINUED)

The Company, as part of its investment strategy, purchases an interest in participation loans offered for sale by ECCU. The Company purchased participation loans totaling $18,654,716 and $27,666,423 from ECCU and received no fee income from ECCU during the years ended December 31, 2001 and 2000, respectively. The Company recognized interest income on notes receivable from ECCU of $1,677,089 and $1,440,427 during the years ended December 31, 2001 and 2000, respectively. There was $906,671 due to ECCU at December 31, 2000 for a participation loan purchased. The amount was included in accounts payable on the accompanying balance sheets.

The Company pays support charges for management services and rent to ECCU on a month-to-month basis. Charges of $75,600 and $75,951 were paid for these services for the years ended December 31, 2001 and 2000, respectively. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

The Company reimburses ECCU for salaries and benefits of employees. The amounts reimbursed for the years ended December 31, 2001 and 2000 were $181,580 and $172,770, respectively.

The Company had $26,575 and $27,509 due to ECCU at December 31, 2001 and 2000, respectively.

NOTE 3 - NOTES RECEIVABLE

The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2006. The notes earn interest at rates between 4.21% and 9.75%, with a weighted average yield of 7.57%.

The Company maintains allowance for notes receivable losses of $40,000. The Company has no experience of loan loss and, as of December 31, 2001, none of the loans are impaired. Management believes all of the notes are adequately secured and the allowance is adequately maintained.

NOTE 4 - LINE OF CREDIT

The Company has an unsecured $2,500,000 line of credit with ECCU that expires May 31, 2002. There were no outstanding borrowings as of December 31, 2001 and 2000. The interest rate at December 31, 2001 was 5.5%. The interest rate on this line varies based on changes in an independent index which is the Prime Rate published by The Wall Street Journal. Interest of $935 and $14,392 was paid to ECCU during the years ended December 31, 2001 and 2000, respectively.

NOTE 5 - NOTES PAYABLE

A Summary of unsecured promissory notes payable at December 31 is as follows:

	2001	2000	Interest Rate at December 31, 2001
	____________	____________	________________
Private Placement Notes	-	$ 38,528		-
Public Offering Notes-California	-	76,109		-
Public Offering Notes-Class A	$ 463,105	894,370	3.76%	-	7.21%
Public Offering Notes-Class A-1	6,012,281	8,253,700	2.76%	-	7.50%
Public Offering Notes-Alpha Class	5,770,599	-	2.76%	-	6.25%
Special Offering Notes	10,567,712	7,558,241	2.76%	-	7.58%
International Notes	133,337	118,759	4.76%	-	6.69%
	____________	____________
	$ 22,947,034	$ 16,939,707
	=========	=========

Notes payable are substantially to members of ECCU.

The following are maturities of notes payable for each of the next five years:

Year Ending

December 31,
2002	$ 19,599,845
2003	1,646,517
2004	285,544
2005	727,714
2006	687,414
____________
$ 22,947,034
=========

The Class A, Class A-1 and Alpha Class Notes contain covenants pertaining to limitation on restricted payment, maintenance of a tangible net worth, limitation on issuance of additional notes and incurrence of indebtedness. All three classes require that the company maintain a minimum tangible adjusted net worth, as defined in the Loan and Standby Trust Agreement, of not less than $2,000,000. The Company is not allowed to issue any Class A-1 and Alpha Class Notes if, after giving effect to such issuance, the Class A-1 and Alpha Class Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000 and $20,000,000, respectively. The Company's other indebtedness, as defined in the Loan and Standby Agreement, is not to exceed $500,000 outstanding at any time while any Class A Note is outstanding and $750,000 outstanding at any time while any Class A-1 or Alpha Class Note is outstanding. The Company was in compliance with these covenants as of December 31, 2001.

NOTE 6 - PUBLIC OFFERING

The Company filed a registration statement with the U.S. Securities and Exchange Commission (SEC) and received approval in October 1996 to offer $5,000,000 of Class A unsecured promissory notes to the public. Class A Notes totaling $463,105 and $894,370 were outstanding at December 31, 2001 and 2000, respectively.

In December 1997, the Company received approval from the SEC to offer $25,000,000 of Class A-1 unsecured promissory notes nationwide. In December 1997, the Company registered $15,000,000 of the Class A-1 Notes. By November 29, 1999, $12,064,110 of the $15,000,000 had been sold. The Company deregistered the remaining $2,935,890 on November 29, 1999. On November 30, 1999, the Company registered another $12,500,000 of the Class A-1 Notes. Class A-1 Notes totaling $6,012,281 and $8,253,700 were outstanding at December 31, 2001 and 2000, respectively.

In July 2001, the Company received approval from the SEC to offer $50,000,000 of Alpha Class unsecured promissory notes nationwide. In July 2001, the Company registered $25,000,000 of the Alpha Class Notes. Alpha Class Notes totaling $5,770,599 were outstanding at December 31, 2001.

NOTE 7 - INCOME TAXES

Federal income and state franchise taxes for the years ended December 31, 2001 and 2000 are as follows:

	2001	2000
	____________	____________
Federal income taxes	$ 24,357	$ 6,190
State franchise taxes	11,883	5,387
	____________	____________
	$ 36,240	$ 11,577
	==========	==========

NOTE 8 - CONCENTRATION OF CREDIT RISK

At December 31, 2001 and 2000, the Company had cash and certificates of deposit at its parent that are not insured. The aggregate uninsured amount was $112,647 and $207,488, respectively.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Cash and Cash Equivalents: The carrying amount is a reasonable estimate of fair value.

Notes and Loans Receivable: Fair value is estimated by discounting the future cash flows using the current average rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Notes Payable: The fair value of fixed maturity notes is estimated by discounting the future cash flows using the rates currently offered for notes payable of similar remaining maturities.

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$112,647	$112,647
Notes and note receivable, net of allowance for losses	24,119,714	24,695,000
Financial liabilities:
Notes payable	22,947,034	23,120,000

EXHIBIT A

SPECIMEN

MINISTRY PARTNERS INVESTMENT CORPORATION™

ALPHA CLASS NOTE

SERIES A

HOLDER:	INITIAL INTEREST RATE: ______%; YIELD: ______%
Name: ____________________________________	ISSUANCE DATE: __________, 20______
Name 2: _____________________________	PAYMENT DATE: _________day of_____
Address: ____________________________ ____________________________________	MATURITY DATE: ___________, 20____
PRINCIPAL AMOUNT: $______________	CATEGORY: ________________________
INTEREST REINVESTMENT ELECTED: ____________________________________	TERM: _____________________________
[See Section 5 Below]	NOTE NO. : _________________________

THIS SERIES A ALPHA CLASS NOTE IS SUBJECT TO THE PROVISIONS OF THE LOAN AGREEMENT, as defined below, which authorizes the issuance of up to $50,000,000 of Alpha Class Notes.

1. Principal and Interest. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION™, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder as set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the Principal Amount (the "Principal"), together with interest from the date hereof on the unpaid Principal balance until paid at the Interest Rate per annum. Interest accruing hereunder shall be calculated on the basis of a 365-day year for actual days elapsed.

2. Manner and Form of Payment. This Note shall be payable interest only, in arrears, commencing on the Payment Date of the month next following the month in which the Issuance Date occurs and continuing on the same day of each month following thereafter until the Maturity Date stated above occurs, on which date the unpaid balance of principal and accrued interest shall be due and payable. All Principal and interest shall be payable in lawful money of the United States of America. All payments made hereunder shall be applied first to the payment of accrued interest and the balance remaining to the payment of Principal.

3. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated May 14, 2001 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

4. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Notes may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. No Holder shall have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

Under the Loan Agreement, the Trustee, at the direction of the Majority Vote of the Holders, may declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

5. Interest Reinvestment. If the Holder has elected to reinvest interest payable on the Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

6. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to the Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay any Note on a voluntary basis agreed to by the holder thereof, including any prepayment of the Note prior to maturity as described below.

7. Early Presentment. Holder may, upon written notice to Maker, request prepayment of the Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay the Note. In the event Maker determines to prepay the Note, it shall prepay the unpaid balance of the Principal Amount or portion thereof, plus the accrued but unpaid interest through the date of prepayment, less an amount equal to an administrative fee not to exceed an amount equal to three (3) months interest on principal amount of the Note prepaid.

8. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, the Notes may be amended or supplemented by a Majority Vote of the Holders and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived by a Majority Vote of the Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

9. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, and/or diligence in taking any action to collect sums owning hereunder.

10. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

Orange County, California

MINISTRY PARTNERS INVESTMENT CORPORATION™

By: ______________________________

EXHIBIT B

SPECIMEN

MINISTRY PARTNERS INVESTMENT CORPORATION™

ALPHA CLASS NOTE

SERIES B

HOLDER:	INITIAL INTEREST RATE: __________%
Name: ____________________________________	ISSUANCE DATE: _____________, 20___
Name 2: _____________________________	PAYMENT DATE: 15th day of the month
Address: ____________________________ ____________________________________	MATURITY DATE: _________, 20______
INSTALLMENT INVESTMENT: $___________________________	INITIAL PRINCIPAL AMOUNT: $___________________________________
INTEREST REINVESTMENT ELECTED: ____________________________ [See Section 6 Below]

THIS SERIES B ALPHA CLASS NOTE IS SUBJECT TO THE PROVISIONS OF THE LOAN AGREEMENT, as defined below, which authorizes the issuance of up to 50,000,000 of Alpha Class Notes, any or all of which may be the Series B Notes (the "Notes").

1. Principal. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder, as stated above and set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the Initial Principal Amount plus all additional advances by Holder to be added to the Initial Principal Amount, which shall include the Installment Investments which shall be made commencing on the Payment Date of the month next following the month in which the Issuance Date occurs and continuing on the same day of each month following thereafter through the last such date preceding the Maturity Date.

2. Installment Investments. Holder must pay the minimum required Installment Investment by the 15th day of each month. Holder may pay more than the minimum required Installment Investment and the additional amount paid will be added to the unpaid balance of this Note. However, any additional amount will not be credited against future minimum required Installment Investments which must be paid as required.

In the event Holder fails to make more than one minimum required Installment Investment by the end of the month in which it is due, Holder shall be charged an administrative fee of $25 which shall be deducted from the unpaid balance of this Note as of the Payment Date on which delinquent Installment Investment was due. Maker shall not otherwise be liable for payment of the Installment Investments.

3. Interest

Payment and Calculation. This Note shall be payable interest only, in arrears, on the Payment Date and on the same day of each month following thereafter until the Payment Date, on which date the unpaid balance of principal and accrued interest shall be due and payable. Interest shall be calculated on the basis of a 365-day year for actual days elapsed. All Principal and interest shall be payable in lawful money of the United States of America. All payments made on this Note shall first be applied to the payment of accrued interest and the balance thereof to the payment of Principal.

Initial Interest Rate. This Note shall bear interest at the Initial Interest Rate until such time as the unpaid balance of this Note requires a change in the interest rate as described below.

Change in Rate. This Note shall bear interest at the Initial Interest Rate until such time as the unpaid balance of this Note or the time it has been outstanding since the Issuance Date requires a change in interest rate in accordance with the following:

Principal Balance	Time Outstanding	Interest Rate
Less than $1,000	Less than 6 months	3 month BIR + 0.75%
Less than $1,000	6 months or more	Corresponding BIR + 0.75%
More than $1,000	less than 6 months	3 month BIR + the fixed spread for the Series A Note corresponding in size
More than $1,000	6 months or more, but less than 12 months	Series A Note having a 6-month maturity of corresponding size
More than $1,000	12 months or more	Equal to the Series A Note of corresponding size and maturity.

For the purposes of the foregoing:

(a) "BIR," or "blended index rate," is the average of the National Index Rate and the Los Angeles Index Rate for various obligations offered by financial institutions reported in the applicable edition of the Bank Rate MonitorJ in effect on the first day of each month.

(b) "3-month BIR" means the BIR for obligations with 3-month maturities in effect at the time the Series B Note is purchased, or the time the interest rate on the Series B Note is adjusted.

(c) "Corresponding BIR" means the BIR for reported for obligations having the longest maturity not exceeding the length of time the Series B Note has been outstanding.

(d) The Series A Note of corresponding size means the category of Series A Note with the required minimum initial investment which does not exceed the unpaid principal balance of the Series B Note

(e) The Series A Note of the corresponding size means the Category of Series A Note having the longest maturity not exceeding the length of time the Series B Note has been outstanding.

(f) The "fixed spread for the Series A Note" refers to the fixed spread between the BIR and the interest rate of the corresponding Series A Note which is offered by Maker on the applicable date.

(g) The reported BIR used to determine an adjustment to the interest rate on this Note is the one in effect on the date an Installment Investment is paid.

Adjustments to the interest rate on this Note will be made, as required, on the date an Installment Investment is paid. At that time, interest will be changed if required by any change in the principal balance of this Note, the length of time the note has been outstanding, or if the BIR or the fixed spread on the corresponding Series A Note then in effect has changed. Any interest rate change is effective the day it is made and remains effective until the next Installment Investment where a change is required. In determining the maturity of a corresponding Series A Note, Maker shall use the original purchase date of this Note shall be used. Changes in the interest rate on this Note will remain in effect until a change in the unpaid balance of the Note, a change in the length of time this Note has been outstanding, or a change in the BIR or the fixed spread of the corresponding Series A Note requires an interest rate change.

4. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated May 14, 2001 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

5. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of all of the Series B Notes then outstanding (the "Majority Holders") may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. Holder shall not have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

Under the Loan Agreement, the Trustee, at the direction of the Majority Holders, may declare all of the Series B Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

6. Interest Reinvestment. If Holder has elected to reinvest interest payable on this Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

7. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series B Notes are prepaid, Maker shall prepay all of the Series B Notes on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay the Series B Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay this Note on a voluntary basis agreed to by Holder, including any prepayment of this Note prior to maturity as described in Section 9 below.

8. Early Presentment. Holder may, upon written notice to Maker, request prepayment of this Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay this Note. In the event Maker determines to prepay this Note, it shall prepay the unpaid balance of the Principal Amount or portion thereof, plus the accrued but unpaid interest through the date of prepayment, less an amount equal to an administrative fee not to exceed an amount equal to three (3) months interest on principal amount of this Note so prepaid.

9. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, this Notes may be amended or supplemented by the Majority Holders and any Default, Event of Default, compliance or noncompliance with any provision of this Notes may be waived by the Majority Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of this Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

10. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, and/or diligence in taking any action to collect sums owning hereunder.

11. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

Orange County, California

MINISTRY PARTNERS INVESTMENT CORPORATION™

By: ___________________________

EXHIBIT C

SPECIMEN

MINISTRY PARTNERS INVESTMENT CORPORATION™

ALPHA CLASS NOTE

SERIES C

HOLDER:	VARIABLE INTEREST RATE: __% + BIR
Name: ____________________________________	ISSUANCE DATE: __________, 20______
Name 2: _____________________________	PAYMENT DATE: _________day of_____
Address: ____________________________ ____________________________________	MATURITY DATE: ___________, 20____
PRINCIPAL AMOUNT: $______________	CATEGORY: ________________________
INTEREST REINVESTMENT ELECTED: ____________________________________	TERM: _____________________________
[See Section 6 Below]	NOTE NO. : _________________________

THIS SERIES C ALPHA CLASS NOTE IS SUBJECT TO THE PROVISIONS OF THE LOAN

AGREEMENT, as defined below, which authorizes the issuance of up to $50,000,000 of Alpha Class Notes.

1. Principal. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder, as stated above and set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the Initial Principal Amount plus all additional advances by Holder to be added to the Initial Principal Amount, which shall include the Installment Investments which shall be made commencing on the Payment Date of the month next following the month in which the issuance Date occurs and continuing on the same day of each month following thereafter through the month in which the Maturity Date occurs.

2. Manner and Form of Payment. This Note shall be payable interest only, in arrears, commencing on the Payment Date of the month next following the month in which the Issuance Date occurs and continuing on the same day of each month following thereafter until the Maturity Date stated above occurs, on which date the unpaid balance of principal and accrued interest shall be due and payable. All Principal and interest shall be payable in lawful money of the United States of America. All payments made hereunder shall be applied first to the payment of accrued interest and the balance remaining to the payment of Principal.

3. Holder's Call for Payment. Anything else in this Note to the contrary notwithstanding, the Holder may call the entire unpaid balance of Principal and Interest on this Note due and payable upon written notice to Maker at any time after the unpaid principal balance on the Note has equaled $10,000 or more for at least ninety consecutive (90) days.

4. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated May 14, 2001 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

5. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Notes may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. No Holder shall have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

Under the Loan Agreement, the Trustee, at the direction of the Majority Vote of the Holders, may declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

6. Interest Reinvestment. If the Holder has elected to reinvest interest payable on the Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

7. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to the Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay any Note on a voluntary basis agreed to by the holder thereof, including any prepayment of the Note prior to maturity as described below.

8. Early Presentment. Holder may, upon written notice to Maker, request prepayment of the Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay the Note. In the event Maker determines to prepay the Note, it shall prepay the unpaid balance of the Principal Amount or portion thereof, plus the accrued but unpaid interest through the date of prepayment, less an amount equal to an administrative fee not to exceed an amount equal to three (3) months interest on principal amount of the Note prepaid.

9. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, the Notes may be amended or supplemented by a Majority Vote of the Holders and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived by a Majority Vote of the Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

10. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, and/or diligence in taking any action to collect sums owning hereunder.

11. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

Orange County, California

MINISTRY PARTNERS INVESTMENT CORPORATION™

By: _________________________

EXHIBIT D

CLASS ALPHA NOTES

LOAN AND STANDBY TRUST AGREEMENT

THIS LOAN AND STANDBY TRUST AGREEMENT is dated as of May 14, 2001 between Ministry Partners Investment Corporation, a California corporation (the ACompany"), the Holders of the Company's Class Alpha Notes, as defined below, and such Trustee or Trustees as may be appointed by the Holders pursuant to the terms hereof.

WHEREAS, the Company has undertaken to offer and issue, through an offering registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to that certain Registration Statement on Form SB-2 and the Prospectus which is a part thereof, as it may from time to time be amended or supplemented (the "Prospectus"), up to $25,000,000 of its Class Alpha Notes.

NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Company, the Holders and the Trustee mutually agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section A. Definitions

For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein and not otherwise defined in this section have the meaning assigned to them in the Prospectus and include the plural as well as the singular. All accounting terms not otherwise defined herein have the meanings assigned to them in the Prospectus and all computations herein provided for shall be made in accordance with generally accepted accounting principles. In determining generally accepted accounting principles, the Company may conform to any other rule or regulation of any regulatory authority having jurisdiction over the Company.

"Adjusted Net Worth" means the sum of (i) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU credit line, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class Alpha Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU credit line and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party under GAAP.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

"Alpha Class Notes" means the Class Alpha Notes.

"Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

"Category" means the Category of Class Alpha Notes offered in each respective Series as designated in that Series.

"Cash Flow" means with respect to any period, Consolidated Net income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation and amortization were deducted in computing Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (e) interest expense paid or accrued for such period with respect to the subordinated ECCU Credit line and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of the ECCU Credit Line (and any other financing subordinated to the Notes) available to the Company on the date the determination of Cash Flow is made.

"Class A Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A Notes shall not exceed $5,000,000.

"Class A-1 Notes" means the Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class Alpha Notes shall not exceed $25,000,000.

"Class Alpha Notes" means the up to $50,000,000 in aggregate principal amount of its general debt obligations which the Company may issue under this Agreement. the Class Alpha Notes may be issued in Series A, Series B and/or Series C as defined in this Agreement.

"Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

AECCU Credit Line@ means that certain loan agreement and note in the amount of $2,500,000 dated of even date herewith, as it may from time to time be amended, as subordinated by that certain Subordination Agreement dated of even date herewith, as it may from time to time be amended.

"Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

"Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to any loan to the extent it is expressly subordinated to in right of payment amounts due and payable to the Class Alpha Notes.

"Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than the Company's credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

"Holder" means the Person or Persons in whose name a Class Alpha Note is registered on the books and records of the Company as a holder of Class Alpha Notes.

"Indebtedness" means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

"Majority in Interest" or "Majority of Principal Amount" shall mean a majority of the outstanding unpaid principal amount of all Outstanding Class Alpha Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company as voted by the Holders thereof).

"Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Class Alpha Note. The Maturity Date of a Class Alpha Note may be six (6), twelve (12), twenty-four (24), thirty (30) or sixty (60) months, other than the Series C Notes shall have a Maturity Date of seventy-two (72) months from the date of issuance.

"Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

"Net Tangible Assets" means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

"Other Indebtedness" means any Indebtedness of the Company outstanding other than any amounts owing with respect to the Class Alpha Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

"Outstanding Class Alpha Notes" when used with respect to Class Alpha Notes means, as of the date of determination, all Class Alpha Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Rate Schedule" means the schedule of interest rates payable on the Class Alpha Notes as issued from time to time by the Company as a supplement to the Prospectus.

"Series A Note" means any of the Notes, in the form determined by the Company, issued in the following Categories.

"Category A1" Notes which require an initial investment of at least $1,000 but less than $5,000;

"Category A5" Notes which require an initial investment of at least $5,000 but less than $10,000.

"Category A10" Notes which require an initial investment of at least $10,000 but less than $25,000.

"Category A25" Notes which require an initial investment of at least $25,000 but less than $50,000.

"Category A50" Notes which require an initial investment of at least $50,000 but less than $100,000.

"Category A100" Notes which require an initial investment of at least $100,000.

Each Series A Note shall pay a rate of interest designated for its respective category in the Rate Schedule effective on the date the Series A Note is issued. The Series A Notes shall have a term ("maturity") of not less than six (6) months nor more than sixty (60) months.

"Series B Note" means a Note, in the form determined by the Company, in the initial principal amount of at least $250, requires the Holder to make additional advances to the principal thereof of at least $50 per month, and pays an interest rate initially set by the Company on issuance and which changes to that of the corresponding Series A Note, as defined, as the unpaid principal balance increases. The "corresponding Series A Note" is the largest Category of Series A Note with, at the time the determination is made, requires a minimum initial investment equal to or less than the unpaid principal balance of the Note and has the longest maturity which equals or is less than the length of time the Note has been outstanding.

"Series C Note" means any of the Notes, in the form determined by the Company, issued in the following Categories:

"Category C10 Notes" which require an initial investment of $10,000, but less than $25,000.

"Category C25 Note" which require an initial investment of $25,000.

Each Category C Note shall pay a rate of interest at the variable rate designated by the Company for the Category C Notes on the Rate Schedule effective on the date of issuance of the Note and shall have term or maturity of seventy-two (72) months from the date of issuance.

"Tangible Adjusted Net Worth" means the Adjusted Net Worth of the Company less the Company's intangible assets, if any.

"Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.

Section B. Acts of Holders

1. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more substantially concurrent instruments of substantially similar tenor signed by such Holders in person or by an agent or attorney duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is herein expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments.

2. The ownership of the Class Alpha Notes shall be conclusively proven by the books and records of the Company.

3. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Class Alpha Note shall bind every future Holder of the same Class Alpha Note and the Holder of every Class Alpha Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Class Alpha Note.

Section C. Notices to Trustee and the Company

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

1. The Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Trustee at the address provided to the Holder by the Trustee in writing, or

2. The Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Company at 1150 N. Magnolia Avenue, Anaheim, California 92801, Attention: the President, or at any other address previously furnished in writing to the Trustee by the Company.

Section D. Notices to Holders

Where this Agreement provides for publication of notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Class Alpha Notes, at the address of such Holder as it appears in the books and records of the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the first publication of such notice.

Section E. Effect of Headings and Table of Contents

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section F. Successors and Assigns

All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

Section G. Severability

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section H. Benefits of Agreement

Nothing in this Agreement or in the Class Alpha Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section I. Governing Law

This Agreement and all rights and obligations of the undersigned hereof shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

Section J. Persons Deemed Owners

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Class Alpha Note for the purpose of receiving payment of principal of or interest on said Class Alpha Note and for all other purposes whatsoever, whether or not such Class Alpha Note is overdue.

ARTICLE II

CONTINUING COVENANTS OF THE COMPANY

Section A. Continuing Covenants of the Company

1. Limitation on Restricted Payment. While any Class Alpha Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the stock of the Company or any subsidiary (other than dividends or distributions payable (x) in capital stock of the Company or such subsidiary or (y) to the Company or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any wholly-owned subsidiary; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Class Alpha Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, does not exceed the sum of:

(i) 50% of the Net Income of the Company for the period (taken as one accounting period) commencing on January 1, 2000 and ending on the last day of the Company's most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than capital stock sold to a subsidiary of the Company), debt securities or capital stock convertible into capital stock of the Company upon such conversion, or any funds advanced or loaned to the Company by ECCU under its subordinated line of credit, plus

(iii) 100% of the cash, if any, contributed to the capital of the Company, as additional paid in capital by any stockholder of the Company.

(c) The foregoing notwithstanding, the provisions of subsection(b)(i), (ii) and (iii) above shall not prohibit the following Restricted Payments:

(i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

(ii) (x) the redemption, repurchase, retirement or other acquisition of any capital stock of the Company, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company subordinated in right of payment to the Holders of the Class Alpha Notes, or (z) the making of any investment in the Company or any subsidiary of the Company in each case of (x), (y) and (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company) of, capital stock of the Company.

2. Limitation or Outstanding Class Alpha Notes. The Company shall not issue any Class Alpha Note if, after giving effect to such issuance, the Class Alpha Notes then outstanding would have an aggregate unpaid balance exceeding $20,000,000.

3. Limitation on Incurrence of Indebtedness. While any Class Alpha Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness; unless, the Fixed Charge Coverage Ratio of the Company, determined on a consolidated basis, for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, the Company may incur Indebtedness that: (i) is evidenced by the Class Alpha Notes; (ii) was existing at January 1, 2001 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and gestation or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business; and/or (v) when incurred, does not result in other Indebtedness in excess of $750,000 outstanding at any time.

4. Merger, Consolidation or Sale of Assets. While any Class Alpha Note is outstanding, the Company shall not consolidate or merge with or into any other person or entity (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company's mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (i) the Company is the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default exists.

5. Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class Alpha Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company's Tangible Adjusted Net Worth is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), the Company shall notify the Holders of such event and shall within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth.

6. Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Class Alpha Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company shall furnish to the Trustee any and all information related to the Class Alpha Notes as the Trustee may reasonably request and which is in the Company's possession.

ARTICLE III

REMEDIES

Section A. Events of Default

Each of the following constitutes an Event of Default under the Class Alpha Notes: (i) default for thirty (30) days in the payment when due of interest or penalty on any Class Alpha Note; (ii) default for thirty (30) days in the payment when due of principal of any Class Alpha Note; (iii) if not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Class Alpha Notes or set forth under Article II hereof required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company, whether such Other Indebtedness or guarantee now exists or is hereafter created, which default (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

In order to cure payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Class Alpha Notes until the date it actually is mailed, deposited or credited.

Section B. Appointment of Trustee and Commencement of Operation of the Trust

If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Class Alpha Notes by written and signed ballot or other written and signed consent may, within thirty (30) days of such Event of Default, appoint a Trustee. Upon delivery of the properly executed written instrument evidencing the appointment of the Trustee and the latter's acceptance of such appointment by due execution of this specific and exact form of Agreement, the operation of this Trust shall commence and the power and rights of the Trustee hereunder shall begin.

Section C. Covenant to Pay Trustee Amounts Due on Class Alpha Notes and Right of Trustee and Holders of Judgment

The Company covenants that, if an Event of Default has occurred and is continuing, the Company will, upon written request of the Trustee, cure such default and pay forthwith for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If the Company fails to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled to sue for and recover judgment against the Company and any other obligor on the Class Alpha Notes for the amount so due and unpaid pursuant to the terms of the Class Alpha Notes.

If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than a Majority in Principal Amount of the then Outstanding Class Alpha Notes may declare all the Class Alpha Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all Outstanding Class Alpha Notes will become due and payable without further action or notice.

The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or penalties.

Section D. Application of Money Collected

Any money collected by the Trustee pursuant to this Article, together with any other sums then held by the Trustee hereunder, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest upon presentation of the Class Alpha Notes, and the notation thereof of the payment if only partially paid and upon surrender thereof if fully paid:

(i) First: To the payment of all unpaid amounts due to the Trustee hereunder;

(ii) Second: To the payment of the whole amount then due and unpaid on the Outstanding Class Alpha Notes, for principal and interest and any penalties which may be due under the terms of the Class Alpha Notes, in respect of which or for the benefit of which such money has been collected; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid on such Class Alpha Notes, then to the payment of such principal and interest and without any preference or priority, ratably according to the aggregate amount so due; and

(iii) Third: To the payment of the remainder, if any, to the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section E. Trustee May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Class Alpha Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Class Alpha Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(i) To file and prove a claim for the whole amount of principal, interest and penalty owing and unpaid in respect of the Outstanding Class Alpha Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including to the extent permitted by law any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(ii) To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Agreement.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Class Alpha Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder.

Section F. Trustee May Enforce Claims Without Possession of Class Alpha Notes

All rights of action and claims under this Agreement, or documents related thereto, may be prosecuted and enforced by the Trustee without the possession of any of the Class Alpha Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder, be for the ratable benefit of the Holders of the Class Alpha Notes (based on the aggregate amount of unpaid principal and interest due each such Holder on such date) in respect of which such judgment has been recovered.

Section G. Limitation on Suits

DURING THE PERIOD OF THE OPERATION OF THIS AGREEMENT, NO HOLDER SHALL HAVE ANY RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING or judicial action pursuant to Articles II and III above or otherwise, under or with respect to this Agreement or the Class Alpha Notes, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless all of the following have occurred:

(i) Such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(ii) The Holders of not less than a Majority in Principal Amount of the Outstanding Class Alpha Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(iii) Such Holder has offered to the Trustee indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request and provided security therefor reasonably acceptable to the Trustee;

(iv) The Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) No written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a Majority in Principal Amount of the Outstanding Class Alpha Notes.

It being understood and intended that no one or more Holders of Class Alpha Notes shall have any right in any manner whatever by virtue of, or pursuant to any provision of this Agreement to affect, disturb or prejudice the rights created under this Agreement or the rights of any other Holders of Class Alpha Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Class Alpha Note Holders, no Holder shall have the right and each Holder hereby waives the right to sue individually except in accordance with the provisions of this Agreement.

Section H. Rights to Settle or Compromise

A Trustee may not make any settlement or compromise concerning the rights of Holders, including in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders.

Section I. Rights and Remedies Cumulative

Except insofar as same shall contradict the express terms of this Agreement, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law and the terms of this Agreement, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

Section J. Delay or Omission not Waiver

No delay or omission of the Trustee or of any Holder of any Class Alpha Note to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section K. Waiver of Past Defaults

Before any judgment or decree for payment of money due has been obtained by the Trustee as provided in this Article, the Holders of not less than a Majority in Principal Amount of the Outstanding Class Alpha Notes may, by Act of such Holders delivered to the Trustee and the Company, on behalf of the Holders of all the Notes waive any past default hereunder and its consequences and settle or compromise any claim related to the payment of principal and interest on the Outstanding Class Alpha Notes, provided the terms of such settlement or compromise have been made known to all Holders of Outstanding Class Alpha Notes and the approval of the Majority in Interest has been made in a signed written document. If and only if required by law, the Trustee may provide a procedure for any Holder so desiring to remove itself from the group settlement and to allow the Holder opting out of the group settlement to proceed to enforce its rights individually and as it sees fit.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section L. Notice of Defaults

As soon as practicable after the occurrence of any Event of Default hereunder, the Company shall transmit notice thereof by mail to all Holders of Class Alpha Notes, as their names and addresses appear on the books and records of the Company.

ARTICLE IV

THE TRUSTEE

Section A. Certain Duties and Responsibilities

1. The Trustee shall, in the exercise of the rights and powers vested in it by this Agreement, use the same degree of care and skill in its exercise as a reasonable person would exercise or use.

2. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

a. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in Principal Amount of the Outstanding Class Alpha Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

b. No provision of this Agreement shall require the Trustee to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers;

c. The Trustee shall be presumed to have acted without negligence if it acted, or omitted to act, in good faith and in reliance upon an opinion of counsel obtained by it.

Section B. Certain Rights of Trustee

Except as otherwise provided below:

1. The Trustee may consult with counsel, accountants and other experts and the advice or opinion of such counsel, accountants and other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon and the Trustee shall have the right at any time to seek instructions from a court of competent jurisdiction;

2. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Trustee security or indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

3. The Trustee may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it hereunder with the care required below; and

4. Anything to the contrary contained herein notwithstanding, the Trustee shall have no duty to take any action whatsoever if it believes in good faith that the taking of such action may expose the Trustee to personal liability.

Section C. May Hold Class Alpha Notes

The Trustee in its individual or any other capacity may become the owner or pledgee of Class Alpha Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

Section D. Compensation, Reimbursement and Security Therefor

The Company agrees:

1. To pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder;

2. To reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement, including reasonable fees and expenses of counsel for the Trustee, except as such expense, disbursement or advance may be attributable to the Trustee's gross negligence or bad faith;

3. To indemnify the Trustee for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

Section E. Trustee Eligibility

The Trustee may not be an Affiliate of the Company.

Section F. Termination of Trust and Removal of Trustee, Appointment of Successor

1. Upon the moment all Defaults or Events of Defaults are cured or deemed cured pursuant to this Agreement, the appointment of the Trustee and the operation of the Trust will terminate and the powers and the rights of the Trustee hereunder shall cease forthwith.

2. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee as provided herein.

3. The Trustee may resign as Trustee hereunder at any time by giving written notice thereof to the Company and the Holders. Upon delivery of an instrument of acceptance by a successor Trustee duly appointed by a Majority in Interest of the Holders the resignation will become effective.

4. The Trustee may be removed as Trustee hereunder at any time by Act of the Holders of a Majority in Principal Amount of the Class Alpha Notes, delivered to the Trustee and to the Company.

5. If at any time:

a. The Trustee shall cease to be eligible as Trustee and shall fail to resign after written request therefor by the Company or by any Holder, or

b. The Trustee shall be adjudged incompetent, bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then in any such case, any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Section G. Acceptance of Appointment by Successor

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Trustee under this Agreement.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

ARTICLE V

HOLDER'S LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

Section A. The Company to Furnish Trustee Lists of Holders

The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of Class Alpha Notes, obtained since the date as of which the next previous list, if any, was furnished, and the status of the amount of principal and interest paid or outstanding in respect of each Class Alpha Notes.

ARTICLE VI

SUPPLEMENTAL AGREEMENTS

Section A. Supplement Agreement Without Consent of Holders

Without the consent of the Holder of any Class Alpha Note, the Company, when authorized by a board resolution, and the Trustee may from time to time enter into one or more agreements supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

1. To add to the conditions, limitations and restrictions on the authorized amount or purposes of issue, authentication and delivery of Class Alpha Notes, as herein set forth, additional conditions, limitations and restrictions thereafter to be observed; provided that any such modification does not adversely affect the rights and interests of the Holders.

2. To evidence the succession of another corporation or entity to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

3. To add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or

4. To cure any ambiguity, to amend any provision herein which may be inconsistent with any other provision herein or to make any other provisions, with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement, provided such action shall not adversely affect the rights and interests of the Holders.

Section B. Supplemental Agreements with Consent of Holders

With the consent of the Holders of not less than a Majority in Principal Amount affected by such agreement or supplemental agreement, by Act of such Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Class Alpha Notes under this Agreement. Such agreement or supplemental agreement may, with the consent of a Majority in Interest of the Holders of each Outstanding Class Alpha Notes affected thereby, effect a compromise or settlement affecting the term, interest rate and other terms of all the Class Alpha Notes; provided that any such compromise or settlement must be ratable and proportionate in effect on all Outstanding Class Alpha Note Holders based on the aggregate amount of principal and interest and penalty payments due them under the terms of their respective Class Alpha Notes as of the date of settlement.

The Trustee may in its discretion determine whether or not any Class Alpha Notes would be affected by any supplemental agreement and any such determination shall be conclusive upon the Holders of all Class Alpha Notes, whether theretofore or thereafter authenticated and delivered hereunder. The Trustee shall not be liable for any such determination made in good faith.

It shall not be necessary for any Act of Holders under this section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

Section C. Effect of Supplemental Agreements

Upon the execution of any supplemental agreements under this Article, this Agreement shall be modified in accordance therewith and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Class Alpha Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE VII

DEFEASANCE

Section A. Payment of Indebtedness, Satisfaction and Discharge of Agreement.

Whenever the Company has paid or caused to be paid all amounts then currently due and payable pursuant to the terms of the Class Alpha Notes then this Agreement and the rights and interests created hereby shall cease and become null and void (except as to any surviving rights of transfer or exchange of Class Alpha Notes herein or therein provided for and except as otherwise stated in the next paragraph) and the Trustee then acting as such hereunder shall, at the expense of the Company, execute and deliver such instruments of satisfaction and discharge as may be necessary.

Notwithstanding anything to the contrary herein contained, the obligations of the Company to pay or reimburse the Trustee as provided herein shall survive the termination, satisfaction and discharge of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section A. Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. The Holders have consented hereto and are bound hereto by executing an agreement to be bound hereby contained in the subscription document related to the offering of the Class Alpha Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation

By: ________________________________

TRUSTEE

By: ______________________________________

_______________________________________Print Name

Date: _________________________________

No dealer, sales person or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.

MINISTRY PARTNERS INVESTMENT CORPORATION $25,000,000 ALPHA CLASS NOTES
PROSPECTUS
April 29, 2002

[Outside Back Cover of Prospectus]

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Registrant's Articles of Incorporation authorize Registrant to indemnify its agents (including its officers and directors to the fullest extent permitted under the California General Corporation Law). Registrant's Bylaws generally allow for indemnification of directors and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

Item 25. Other Expenses of Issuance and Distribution.

The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

Securities and Exchange Commission Registration Fee	$7,576
Accounting and Legal Fees and Expenses	$30,000
Printing	$2,500
Miscellaneous Expenses	$4,400
TOTAL	$44,476

All of the above items except the registration fee are estimates.

Item 26. Recent Sales of Unregistered Securities.

The Company from time to time sells debt investments on a negotiated basis to ministries or individuals who have purchased notes from the Company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. Substantially all of these notes have a maturity of less than 12 months. The Company has relied upon the exemptions under Section 4(2) of the 1933 Act in selling these debt securities. During the period from January 1, 2002 to the date of this Registration Statement, the Company sold an aggregate of approximately $22,236,424 million from a total of 66 investors, of which all but 13 were accredited investors within the meaning of Regulation D. The Company relied on the exemptions under 4(2), Regulation D and/or Regulation S under the 1933 Act in making these sales.

Item 27. Exhibits.

3.1 Articles of Incorporation of Registrant.(1)

3.2 Bylaws of Registrant.(1)

3.3 Certificate of Amendment to Articles of Incorporation dated December 11, 2001.

4.1 ECCU Class Alpha Note Subordination Agreement (2)

4.2 Amendment and Confirmation of Class Alpha Subordination Agreement.

5.1 Opinion of Rushall & McGeever.(2)

10.1 ECCU Loan Agreement and Note. (2)

10.2 ECCU Loan Agreement and Promissory Note dated March 28, 2002.

23.1 Consent of Rushall & McGeever (included in Exhibit 5.1 hereto).

23.2 Consent of Turner, Warren, Hwang & Conrad (2)

25.1 Powers of Attorney (included on page II-4 of Registration Statement).

____________________

(1) Incorporated by reference from Registration Statement on Form SB-2 filed on November 19, 1997 (Accession No. 0000944130-97-000025).

(2) Previously filed with this Registration Statement.

Item 28. Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution.

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or S-8 and the information required in a post-effective amendment is incorporated by reference in periodic reports filed by the Registrant pursuant to the Securities Exchange Act of 1934.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) Equity offerings of non-reporting small business issuers. As Registrant has no duty before the offering to file reports with the Commission under Section 13(a) or 15(d) of the Exchange Act registering equity securities for sale in an underwritten offering, Registrant hereby undertakes to provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 29. Financial Statements.

Included in the Prospectus in Part I of this Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in the City of Anaheim, California, on the 29th day of April 2002.

MINISTRY PARTNERS INVESTMENT CORPORATION

By: /s/ Mark G. Holbrook

Mark G. Holbrook,

Chairman of the Board

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Mark G. Holbrook as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Ministry Partners Investment Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Mark G. Holbrook Mark G. Holbrook	Chairman of the Board	April 29, 2002
/s/ Mark A. Johnson Mark A. Johnson	Chief Financial Officer, Director	April 29, 2002
/s/ Van C. Elliott, Van C. Elliott	Secretary, Director	April 29, 2002
/s/ Arthur G. Black, Arthur G. Black	Director	April 29, 2002
/s/ Wallace G. Norling Wallace G. Norling	Director	April 29, 2002
/s/ Scott T. Vandeventer Scott T. Vandeventer	Director	April 29, 2002